Exhibit 10.3

EXECUTION VERSION

VENTURE LOAN AND SECURITY AGREEMENT
Dated as of June 16, 2010
by and among

COMPASS HORIZON FUNDING COMPANY LLC, a Delaware limited liability company 76 Batterson Park Road Farmington, CT 06032 as a Lender,

SATCON TECHNOLOGY CORPORATION, a Delaware corporation 27 Drydock Avenue Boston, MA 02210 as a Co-Borrower and as Borrower Representative,

SATCON POWER SYSTEMS, INC. a Delaware corporation 27 Drydock Avenue Boston, MA 02210	SATCON ELECTRONICS, INC. a Delaware corporation 27 Drydock Avenue Boston, MA 02210

as a Co-Borrower and	as a Co-Borrower

Commitment Amount:	$12,000,000

Commitment Termination Date:	June 30, 2010

Lenders and Co-Borrowers hereby agree as follows:

AGREEMENT

1.     Definitions and Construction.

1.1   Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings:

“Account Control Agreement” means an agreement acceptable to Lenders which perfects via control Lenders’ security interest in each Co-Borrower’s deposit accounts and/or accounts holding securities.

“Affiliate” means any Person that owns or controls directly or indirectly ten percent (10%) or more of the Equity Securities of another entity, any Person that controls or is controlled by or is under common control with such Persons or any Affiliate of such Persons and each of such Person’s officers, directors, managers, joint venturers or partners.

“Agreement” means this certain Venture Loan and Security Agreement by and among Co-Borrowers and Lenders dated as of the date on the cover page hereto, as the same may be amended, restated, supplemented or otherwise modified from time to time and including all exhibits, attachments and appendices hereto.

“Bankruptcy Code” means the law codified and enacted as Title 11 of the United States Code, entitled “Bankruptcy” and any successor statute thereto, in either case, as now or hereafter in effect.

“Borrower Representative” means Satcon Technology Corporation, in its capacity as Borrower Representative pursuant to the provisions of Section 2.7 of this Agreement.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banking institutions are authorized or required to close in Connecticut or Massachusetts.

“Change of Control” means (a) a merger, consolidation, reorganization, recapitalization or share exchange (whether in one or a series of transactions) in which the holders of the Equity Securities of a Co-Borrower immediately prior to such transaction receive, in exchange for Equity Securities of such Co-Borrower owned by them, cash, property, or securities of the resulting or surviving entity and as a result thereof Persons who were holders of Equity Securities of such Co-Borrower hold (together with any Affiliates of such Persons) less than 50.1% of the Equity Securities, calculated on a fully diluted basis, of the resulting legal entity entitled to vote in the election of directors, (b) sale of all or substantially all of the property or assets of a Co-Borrower or (c) the initial public offering of Equity Securities of a Co-Borrower (excluding Satcon Technology Corporation) other than an offering of Equity Securities of a Co-Borrower for an employee benefit plan on SEC Form S-8 or a successor form.  For purposes of this definition, “control of Co-Borrower” shall mean the power, direct or indirect (x) to vote not less than 50.1% of the Equity Securities having ordinary voting power for the election of directors (or the individuals performing similar functions) of the Co-Borrower or (y) to direct or cause the direction of the management and policies of the Co-Borrower by contract.

“Claim” has the meaning given such term in Section 10.3(a) of this Agreement

“Co-Borrower” and “Co-Borrowers” means, individually or collectively, as applicable, the Co-Borrowers as set forth on the cover page of this Agreement.

“Code” means the Uniform Commercial Code as adopted and in effect in the State of Connecticut, as amended from time to time; provided that if by reason of mandatory provisions of law, the creation and/or perfection or the effect of perfection or non-perfection of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than Connecticut, the term “Code” shall also mean the Uniform Commercial Code as in effect from time to time in such jurisdiction for purposes of the provisions hereof relating to such creation, perfection or effect of perfection or non-perfection.

“Collateral” has the meaning given such term in Section 4.1 of this Agreement.

“Commitment Amount” has the meaning set forth on the cover page of this Agreement.

“Commitment Fee” has the meaning given such term in Section 2.6(c) of this Agreement.

“Commitment Termination Date” has the meaning as set forth on the cover page of this Agreement.

“Default” means any event which with the passing of time or the giving of notice or both would become an Event of Default hereunder.

“Default Rate” means the per annum rate of interest equal to six percent (6%) over the Loan Rate, but such rate shall in no event be more than the highest rate permitted by applicable law to be charged on commercial loans in a default situation.

“Disclosure Schedule” means Exhibit A attached hereto.

“Environmental Laws” means all foreign, federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Emergency Planning and Community Right-to-Know Act.

“Equity Securities” of any Person means (a) all common stock, preferred stock, participations, shares, partnership interests, membership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.

“ERISA” has the meaning given to such term in Section 7.12 of this Agreement.

“Event of Default” has the meaning given to such term in Section 8 of this Agreement.

“Foreign Permitted Accounts” has the meaning given to such term in the definition of Permitted Investments.

“Funding Certificate” means a certificate executed by a Responsible Officer of Borrower Representative substantially in the form of Exhibit B or such other form as Lenders may agree to accept.

“Funding Date” means the date on which the Loan is made to or on account of Co-Borrowers under this Agreement.

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time, consistently applied.

“Good Faith Deposit” has the meaning given such term in Section 2.6(a) of this Agreement.

“Governmental Authority” means (a) any federal, state, county, municipal or foreign government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, (c) any court or administrative tribunal, or (d) with respect to any Person, any arbitration tribunal or other non-governmental authority to whose jurisdiction that Person has consented.

“Hazardous Materials” means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

“Horizon” means Compass Horizon Funding Company LLC and its successors and/or assigns.

“Indebtedness” means, with respect to Co-Borrowers and their Subsidiaries, the aggregate amount of, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business), (d) all capital lease obligations of such Person, (e) all obligations or liabilities of others secured by a Lien on any asset of such Person, whether or not such obligation or liability is assumed, (f) all obligations or liabilities of others guaranteed by such Person, and (g) any other obligations or liabilities which are required by GAAP to be shown as debt on the balance sheet of such Person (provided that accounts payable, accrued expenses and other liabilities arising in the ordinary course of business shall not constitute Indebtedness).  Unless otherwise indicated, the term “Indebtedness” shall include all Indebtedness of the Co-Borrowers and their Subsidiaries.

“Indemnified Person” has the meaning given such term in Section 10.3 of this Agreement.

“Intellectual Property” means, with respect to the Co-Borrowers, all right, title and interest in and to patents, patent rights (and applications and registrations therefor), trademarks and service marks (and applications and registrations therefor), inventions, copyrights, mask works (and applications and registrations therefor), trade names, trade styles, software and computer programs, source code, object code, trade secrets, methods, processes, know how, drawings, specifications, descriptions, and all memoranda, notes, and records with respect to any research and development, all whether now owned or subsequently acquired or developed by a Co-Borrower and whether in tangible or intangible form or contained on magnetic media readable by machine together with all such magnetic media (but not including embedded computer programs and supporting information included within the definition of “goods” under the Code).

“Investment” means the purchase or acquisition of any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or the extension of any advance, loan, extension of credit or capital contribution to, or any other investment in, or deposit with, any Person.

“Landlord Agreement” means an agreement substantially in the form provided by Lenders to Borrower Representative or such other form as Lenders may agree to accept.

“Lender” means each Lender set forth on the cover page of this Agreement or otherwise joined to this Agreement from time to time.

“Lenders” means collectively, Horizon and all other Lenders joined to this Agreement from time to time.

“Lenders’ Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, documentation, administration, perfection and funding of the Loan Documents; and Lenders’ reasonable attorneys’ fees, costs and expenses incurred in drafting, amending, modifying, enforcing or defending the Loan Documents (including fees and expenses of appeal or review), including the exercise of any rights or remedies afforded hereunder or under applicable law, whether or not suit is brought, whether before or after bankruptcy or insolvency, including without limitation all fees and costs incurred by Lenders in connection with Lenders’ enforcement of their rights in a bankruptcy or insolvency proceeding filed by or against any Co-Borrower or its Property.

“Lien” means any voluntary or involuntary security interest, pledge, bailment, lease, mortgage, hypothecation, conditional sales and title retention agreement, encumbrance or other lien with respect to any Property in favor of any Person.

“Loan” means the advance of credit to the Co-Borrowers by Lenders under this Agreement in the Commitment Amount.

“Loan Documents” means, collectively, this Agreement, the Notes, the Warrants, any Landlord Agreement, any Account Control Agreement and all other documents, instruments and agreements entered into in connection with this Agreement, all as amended or extended from time to time.

“Loan Rate” means, with respect to the Loan, the per annum rate of interest (based on a year of twelve 30-day months) equal to the greater of (a) 12.50% or (b) 12.50% plus the difference between (i) the one month LIBOR Rate (rounded to the nearest one hundredth percent) as reported in the Wall Street Journal, on the date which is five (5) Business Days before the Funding Date for the Loan (or, if the Wall Street Journal is not published on such date, the next earlier date on which it is published) and (ii) 0.27%.

“Maturity Date” means, with respect to the Loan, forty-two (42) months from the first day of the month next following the Funding Date for the Loan, or if earlier, the date of acceleration of the Loan following an Event of Default or the date of prepayment, whichever is applicable.

“Note” means each promissory note executed by the Co-Borrowers in connection with the Loan in substantially the form of Exhibit C attached hereto, and, collectively, “Notes” means all such promissory notes.

“Obligations” means all debt, principal, interest, fees, charges, expenses and attorneys’ fees and costs and other amounts, obligations, covenants, and duties owing, jointly and severally, by the Co-Borrowers to Lenders of any kind and description (whether pursuant to or evidenced by the Loan Documents, or by any other agreement among Lenders and Co-Borrower related thereto (other than the Warrants or any stockholders agreement relating thereto), and whether or not for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including all Lenders’ Expenses, but excluding any inchoate indemnity obligations that arose after the repayment in full of the Loan.

“Officer’s Certificate” means a certificate executed by a Responsible Officer substantially in the form of Exhibit E or such other form as Lenders may agree to accept.

“Payment Date” has the meaning given such term in Section 2.2(a) of this Agreement.

“Permitted Indebtedness” means and includes:

(a)   Indebtedness of Co-Borrowers to Lenders;

(b)   Indebtedness of Co-Borrowers secured by Liens permitted under clause (e) of the definition of Permitted Liens, in an amount not to exceed $100,000 in the aggregate at any time outstanding;

(c)   Indebtedness arising from the endorsement of instruments in the ordinary course of business;

(d)   Indebtedness existing on the date hereof, set forth on the Disclosure Schedule and approved by Lenders;

(e)   Indebtedness consisting of either:

(i)    A revolving credit facility, not to exceed the aggregate principal amount of Ten Million Dollars ($10,000,000), pursuant to that certain that certain Loan and Security Agreement dated as of February 20, 2008, as amended by that certain First Loan Modification Agreement, as further amended by that certain Second Loan Modification Agreement, dated as of September 26, 2008, as further amended by that certain Third Loan Modification Agreement, dated as of September 29, 2009, as further amended by that certain Waiver and Fourth Loan Modification Agreement, dated as of February 18, 2010, as further amended by that certain Fifth Loan Modification Agreement, dated as of March 10, 2010, and as further amended by that certain Sixth Loan Modification Agreement, dated as of April 22, 2010 (which may be further amended, modified or supplemented in accordance with the terms and conditions of the Subordination Agreement) between Silicon Valley Bank, Co-Borrowers; and SATCON POWER SYSTEMS CANADA LTD., a corporation organized under the laws of the Province of Ontario, Canada, which Indebtedness must be, on or before August 31, 2010, either (B) amended to conform with the terms described under subsection (e)(ii) of this definition of Permitted Indebtedness, or (Y) re-paid and/or re-refinanced with Indebtedness permitted under subsection (e)(ii) of this definition of Permitted Indebtedness; or

(ii)   a revolving credit facility with (a) Silicon Valley Bank or (b) one or more accredited commercial banks reasonably acceptable to Lenders, in which the loans are limited to not more than Eighty Percent (80%) of outstanding eligible accounts receivable plus not more than Forty Percent (40%) of the eligible inventory of the Co-Borrowers, in an aggregate principal amount not exceeding Fifteen Million Dollars ($15,000,000);

(f)    Indebtedness consisting of security deposits and reimbursement obligations under letters of credit in favor of landlords and utilities in the ordinary course of business, in an amount not to exceed $250,000 in the aggregate at any time outstanding; and

(g)   Extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness above, provided that the principal amount thereof is not increased or its repayment accelerated or the terms thereof are not modified to impose more burdensome terms upon Co-Borrowers.

“Permitted Investments” means and includes any of the following Investments as to which Lenders have a perfected security interest:

(a)   Deposits and deposit accounts with commercial banks organized under the laws of the United States or a state thereof to the extent: (i) the deposit accounts of each such institution are insured by the Federal Deposit Insurance Corporation up to the legal limit; and (ii) each such institution has an aggregate capital and surplus of not less than One Hundred Million Dollars ($100,000,000);

(b)   Deposits and deposit accounts with commercial banks organized outside of the United States, in which accounts Lenders shall not have a perfected security interest, in an aggregate amount not to exceed Two Million Dollars ($2,000,000) (the “Foreign Permitted Accounts”), except that the aggregate deposits in the Foreign Permitted Accounts may exceed Two Million Dollars ($2,000,000) for a period of up to fifteen (15) calendar days after the deposit by into one or more of such Foreign Permitted Accounts of payments received from Co-Borrowers’ customers.

(c)   Investments in marketable obligations issued or fully guaranteed by the United States and maturing not more than one (1) year from the date of issuance;

(d)   Investments in open market commercial paper rated at least “A1” or “P1” or higher by a national credit rating agency and maturing not more than one (1) year from the creation thereof;

(e)   Investments pursuant to or arising under currency agreements (including foreign exchange agreements) or interest rate agreements entered into in the ordinary course of business, not in excess of $250,000 at any time;

(f)    Other Investments aggregating not in excess of Two Hundred Fifty Thousand Dollars ($250,000) at any time;

(g)   Loans or advances made to employees for travel, relocation or other expenses in the ordinary course of business in an amount not to exceed Fifty Thousand Dollars ($50,000) in the aggregate, during any fiscal year;

(h)   Investments (cash and letters of credit) for security deposits in favor of landlords and utilities in the ordinary course of business, not in excess of $250,000 at any time; and

(i)    Investments existing on the date hereof, set forth on the Disclosure Schedule and approved by Lenders.

“Permitted Liens” means and includes:

(a)          the Lien created by this Agreement;

(b)   Liens for fees, taxes, levies, imposts, duties or other governmental charges of any kind which are not yet delinquent or which are being contested in good faith by appropriate proceedings which suspend the collection thereof (provided that such appropriate proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral or Collateral which in the aggregate is material to the Co-Borrowers and that the Co-Borrowers have adequately bonded such Lien or reserves sufficient to discharge such Lien have been provided on the books of the Co-Borrowers);

(c)   Liens existing on the date hereof, set forth on the Disclosure Schedule and approved by Lenders;

(d)   carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings (provided that such appropriate proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral or Collateral which in the aggregate is material to the Co-Borrowers and that the Co-Borrowers have adequately bonded such Lien or reserves sufficient to discharge such Lien have been provided on the books of the Co-Borrowers);

(e)   Liens upon any equipment or other personal property acquired by a Co-Borrower after the date hereof to secure (i) the purchase price of such equipment or other personal property, or (ii) lease obligations or indebtedness incurred solely for the purpose of financing the acquisition of such equipment or other personal property; provided that (A) such Liens are confined solely to the equipment or other personal property so acquired and the proceeds thereof and the amount secured does not exceed the acquisition price thereof, and (B) no such Lien shall be created, incurred, assumed or suffered to exist in favor of any Co-Borrower’s officers, directors or shareholders holding five percent (5%) or more of any Co-Borrower’s Equity Securities;

(f)    Liens granted in connection with Indebtedness permitted under subsection (e) of the definition of Permitted Indebtedness;

(g)   Leases or subleases of real property and non-exclusive licenses, sublicenses, assignments and similar arrangements of Intellectual Property granted in good faith and in a manner that the board of directors of the effected Co-Borrower reasonably believes is in or is not opposed to the best interest of such Co-Borrower;

(h)   Liens securing security deposits to landlords and utilities;

(i)    Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, and other Liens to secure the performance of tenders, statutory obligations, contract bids, government contracts, performance and return of money bonds and other similar obligations, incurred in the ordinary course of business, whether pursuant to statutory requirements, common law or consensual arrangements; easements, rights-of-way, restrictions and other similar encumbrances, incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Co-Borrowers; and, whether pursuant to statutory requirements, common law or consensual arrangements;

(j)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

(k)   Liens which constitute rights of setoff of a customary nature or banker’s liens, whether arising by law or by contract; and

(l)    Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described above, but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness may not increase and, if any such Lien is subject to a Subordination Agreement, such Lien shall continue to be subject thereto.

“Person” means and includes any individual, any partnership, any corporation, any business trust, any joint stock company, any limited liability company, any unincorporated association or any other entity and any domestic or foreign national, state or local government, any political subdivision thereof, and any department, agency, authority or bureau of any of the foregoing.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, whether tangible or intangible.

“Responsible Officer” has the meaning given such term in Section 6.3 of this Agreement.

“Scheduled Amortization Payments” has the meaning given such term in Section 2.2(a) of this Agreement.

“Scheduled Interest Payments” has the meaning given such term in Section 2.2(a) of this Agreement.

“Scheduled Payments” has the meaning given such term in Section 2.2(a) of this Agreement.

“Solvent” has the meaning given such term in Section 5.11 of this Agreement.

“Subordination Agreement” has the meaning given such term in Section 3.2(f) of this Agreement.

“Subsidiary” means any corporation or other entity of which a majority or more of the outstanding Equity Securities entitled to vote for the election of directors or other governing body (otherwise than as the result of a default) is owned by a Co-Borrower directly or indirectly through Subsidiaries.

“Third Party Equipment” has the meaning given such term in Section 4.8 of this Agreement.

“Transfer” has the meaning given such term in Section 7.4 of this Agreement.

“Warrants” means the separate warrant or warrants dated on or about the date hereof in favor of Lenders or their designees to purchase Common Stock, par value $0.01 per share, of Satcon Technology Corporation.

1.2   Construction.  References in this Agreement to “Articles,” “Sections,” “Exhibits,” “Schedules” and “Annexes” are to recitals, articles, sections, exhibits, schedules and annexes herein and hereto unless otherwise indicated.  References in this Agreement and each of the other Loan Documents to any document, instrument or agreement shall include (a) all exhibits, schedules, annexes and other attachments thereto, (b) all documents, instruments or agreements issued or executed in replacement thereof, and (c) such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be.  The words “include” and “including” and words of similar import when used in this Agreement or any other Loan Document shall not be construed to be limiting or exclusive.  Unless otherwise indicated in this Agreement or any other Loan Document, all accounting terms used in this Agreement or any other Loan Document shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP, and all terms describing Collateral shall be construed in accordance with the Code. The terms and information set forth on the cover page of this Agreement are incorporated into this Agreement.

2.     Loan; Repayment.

2.1   Commitments.

(a)   Subject to the terms and conditions of this Agreement, and relying upon the representations and warranties herein set forth as and when made or deemed to be made, Horizon agrees to lend to the Co-Borrowers the Loan prior to the Commitment Termination Date.

(b)   The Loan and the Notes.  The joint and several obligations of the Co-Borrowers to repay the unpaid principal amount of and interest on the Loan shall be evidenced by a Note issued to each applicable Lender.

(c)   Use of Proceeds.  The proceeds of the Loan shall be used solely (i) to pay fees and expenses of the Co-Borrowers incurred in connection with the transactions contemplated herein including Lenders’ Expenses and other fees of Lenders as prescribed in this Agreement, (ii) for working capital or general corporate purposes of the Co-Borrowers or (iii) to repay Indebtedness permitted under subsection (e)(i) of the definition of Permitted Indebtedness.

(d)   Termination of Commitment to Lend.  Notwithstanding anything in the Loan Documents, Lenders’ obligation to lend the undisbursed portion of any Commitment Amount to the Co-Borrowers hereunder shall terminate on the earlier of (i) at Lenders’ sole election, the occurrence of any Default or Event of Default hereunder, and (ii) the Commitment Termination Date.  Notwithstanding the foregoing, Lenders’ obligation to lend the undisbursed portion of the Commitment Amount to the Co-Borrowers shall terminate if, in Lenders’ sole judgment, there has been a material adverse change in the general affairs, management, results of operations, condition (financial or otherwise) or prospects of the Co-Borrowers, whether or not arising from transactions in the ordinary course of business, or there has been any material adverse deviation by the Co-Borrowers from the business plan of the Co-Borrowers presented to Lenders on or before the date of this Agreement.

2.2   Payments.

(a)   Scheduled Payments.  The Co-Borrowers shall jointly and severally be obligated to make (i) a payment of accrued interest only on the outstanding principal amount of the Loan on the first nine (9) Payment Dates specified in the Note applicable to the Loan (“Scheduled Interest Payments”) and (ii) an equal payment of principal plus accrued interest on the outstanding principal amount of the Loan on the next thirty three (33) Payment Dates specified in the Note applicable to the Loan (“Scheduled Amortization Payments” and, together with the Scheduled Interest Payments, the “Scheduled Payments”).  The Co-Borrowers shall jointly and severally be obligated to make Scheduled Payments commencing on the date set forth in the Note applicable to the Loan and continuing thereafter on the first Business Day of each calendar month (each a “Payment Date”) through the Maturity Date.  In any event, all unpaid principal, accrued interest and all outstanding fees thereon shall be due and payable in full on the Maturity Date.

(b)   Interim Payment.  Unless the Funding Date for the Loan is the first day of a calendar month, the Co-Borrowers shall pay the per diem interest (accruing at the Loan Rate from the Funding Date through the last day of that month) payable with respect to the Loan on the first Business Day of the next calendar month.

(c)   Payment of Interest.  The Co-Borrowers shall pay interest on the Loan at a per annum rate of interest equal to the Loan Rate.  All computations of interest (including interest at the Default Rate, if applicable) shall be based on a year of twelve 30-day months.  Notwithstanding any other provision hereof, the amount of interest payable hereunder shall not in any event exceed the maximum amount permitted by the law applicable to interest charged on commercial loans.

(d)   Application of Payments.  All payments received by Lenders prior to an Event of Default shall be applied as follows:  (1) first, to Lenders’ Expenses then due and owing; and (2) second, to all Scheduled Payments then due and owing (provided, however, if such payments are not sufficient to pay the whole amount then due, such payments shall be applied first to unpaid interest at the Loan Rate, then to the remaining amount then due).  After an Event of Default, all payments and application of proceeds shall be made as set forth in Section 9.7.

(e)   Late Payment Fee.  The Co-Borrowers shall pay to Lenders a late payment fee equal to six percent (6%) of any Scheduled Payment not paid when due.

(f)    Default Rate.  The Co-Borrowers shall pay interest at a per annum rate equal to the Default Rate on any amounts required to be paid by the Co-Borrowers under this Agreement or the other Loan Documents (including Scheduled Payments), payable with respect to the Loan, accrued and unpaid interest, and any fees or other amounts which remain unpaid after such amounts are due.  If an Event of Default has occurred and the Obligations have been accelerated (whether automatically or by Lenders’ election), the Co-Borrowers shall pay interest on the aggregate, outstanding accelerated balance hereunder from the date of the Event of Default until all Events of Default are waived, at a per annum rate equal to the Default Rate.

2.3   Prepayments.

(a)   Mandatory Prepayment Upon an Acceleration.  If the Loan is accelerated following the occurrence of an Event of Default pursuant to Section 9.1(a) hereof, then the Co-Borrowers, in addition to any other amounts which may be due and owing hereunder, shall immediately pay to Lenders the amount set forth in Section 2.3(b)(ii) below, as if the Co-Borrowers had opted to prepay on the date of such acceleration.

(b)   Optional Prepayment.  Upon not less than thirty (30) days’ prior written notice to Lenders, the Co-Borrowers may, at their option, at any time, prepay all of the Loan by paying to Lenders an amount equal to: (i) any accrued and unpaid interest on the portion of the outstanding principal balance of the Loan; (ii) a prepayment fee equal to (A) if the Loan is prepaid within twelve (12) months from the Funding Date thereof, four (4%) percent of the then outstanding principal balance of the Loan, (B) if the Loan is prepaid more than twelve (12) months from the Funding Date thereof but less than twenty-four (24) months from the Funding Date, three (3%) percent of the then outstanding principal balance of the Loan, or (C) if the Loan is prepaid more than twenty-four (24) months from the Funding Date thereof but prior to the Maturity Date, two (2%) percent of the then outstanding principal balance of the Loan; (iii) the outstanding principal balance of the Loan; and (iv) all other sums, if any, that shall have become due and payable hereunder.

2.4   Other Payment Terms.

(a)   Place and Manner.  The Co-Borrowers shall make all payments to Lenders in lawful money of the United States.  All payments of principal, interest, fees and other amounts payable by the Co-Borrowers to Horizon hereunder shall be made, in immediately available funds, not later than 10:00 a.m. Connecticut time, on the date on which such payment is due.  The Co-Borrowers shall make such payments to each Lender via wire as follows:

Credit:	Compass Horizon Funding Company LLC/Horizon Credit I LLC
Bank Name:	U.S. Bank National Association
Bank Address:	P.O. Box 643857 Cincinnati OH 45264-3857
Account No.:	Lockbox No.: 153910632600
ABA Routing No.:	123000848
Reference:	Satcon Technology Corporation Invoice #

(b)   Date.  Whenever any payment is due hereunder on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

2.5   Procedure for Making the Loan.

(a)   Notice.  Borrower Representative shall notify Lenders of the date on which Co-Borrowers desire Lenders to make the Loan for the entire Commitment Amount at least five (5) Business Days in advance of the desired Funding Date, unless Lenders elect at their sole discretion to allow the Funding Date to be within five (5) Business Days of Borrower Representative’s notice, and the entire Commitment Amount will be drawn in the single Loan made on the Funding Date.  Co-Borrowers’ execution and delivery to the applicable Lender of a Note shall be Co-Borrowers’ joint and several agreement to the terms and calculations thereunder with respect to the Loan to be made by such Lender.  Lenders’ obligation to make the Loan shall be expressly subject to the satisfaction of the conditions set forth in Section 3.

(b)   Loan Rate Calculation.  Prior to the Funding Date, Lenders shall establish the Loan Rate with respect to the Loan, which shall be set forth in the Note to be executed by each Co-Borrower with respect to the Loan and shall be conclusive in the absence of a manifest error.

(c)   Disbursement.  Each Lender shall disburse its portion of the proceeds of the Loan by wire transfer to the account specified by Borrower Representative in the Funding Certificate for the Loan.

2.6   Good Faith Deposit; Legal and Closing Expenses; and Commitment Fee.

(a)   Good Faith Deposit.  The Co-Borrowers have delivered to Lenders a good faith deposit in the amount of Sixty Thousand Dollars ($60,000) (the “Good Faith Deposit”).  The Good Faith Deposit will be credited to the Commitment Fee.  If the Funding Date does not occur as a result of the Co-Borrowers’ failure to comply with the conditions set forth in Section 3.2 or the Co-Borrowers’ election not to proceed with the Loan, Lenders shall retain the Good Faith Deposit as compensation for their time, expenses and opportunity cost.

(b)   Legal, Due Diligence and Documentation Expenses.  Concurrently with its execution and delivery of this Agreement, the Co-Borrowers shall pay Lenders for their respective legal, due diligence and documentation expenses in connection with the negotiation and documentation of this Agreement and the Loan Documents.

(c)   Commitment Fee.  Subject to application of the Good Faith Deposit under Section 2.6(a), the Co-Borrowers shall pay Lenders concurrently with its execution and delivery of this Agreement a commitment fee in the amount of One Hundred Twenty Thousand Dollars ($120,000) (the “Commitment Fee”).  The Commitment Fee shall be retained by Lenders and be deemed fully earned upon receipt.

2.7   Borrower Representative.  Each Co-Borrower hereby designates Satcon Technology Corporation as Borrower Representative hereunder to act on its behalf for the purposes of issuing a Funding Certificate, giving instructions with respect to the disbursement of the proceeds of the Advances, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants and amendment to the Loan Documents) on behalf of any Co-Borrower or Co-Borrowers under the Loan Documents.  Satcon Technology Corporation hereby accepts such appointment as Borrower Representative.  Each Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from all Co-Borrowers, and may give any notice or communication required or permitted to be given to any Co-Borrower or Co-Borrowers hereunder to Borrower Representative on behalf of such Co-Borrower or Co-Borrowers.  Each Co-Borrower agrees that each notice, election agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Borrower Representative shall be deemed for all purposes to have been made by such Co-Borrower and shall be binding upon and enforceable against such Co-Borrower to the same extent as if the same had been made directly by such Co-Borrower.

3.     Conditions of Loan.

3.1   Conditions Precedent to Execution.  At the time of the execution and delivery of this Agreement, Lenders shall have received, in form and substance reasonably satisfactory to Lenders, all of the following (unless Lenders have agreed to waive such condition or document, in which case such condition or document shall be a condition precedent to the making of the Loan and shall be deemed added to Section 3.2):

(a)   Loan Agreement.  This Agreement duly executed by each Co-Borrower and Lenders.

(b)   Warrants.  The Warrants duly executed by Satcon Technology Corporation.

(c)   Secretary’s Certificate.  A certificate of the secretary or assistant secretary of each Co-Borrower with copies of the following documents attached:  (i) the certificate of incorporation and bylaws of each Co-Borrower certified by such Co-Borrower as being complete and in full force and effect on the date thereof, (ii) incumbency and representative signatures, and (iii) resolutions authorizing the execution and delivery of this Agreement and each of the other Loan Documents.

(d)   Good Standing Certificates.  A good standing certificate from each Co-Borrower’s state of incorporation and the state in which each Co-Borrower’s principal place of business is located, each dated as of a recent date.

(e)   Certificate of Insurance.  Evidence of the insurance coverage required by Section 6.8 of this Agreement.

(f)    Consents.  All necessary consents of shareholders and other third parties with respect to the execution, delivery and performance of this Agreement, the Warrants and the other Loan Documents.

(g)   Legal Opinion.  A legal opinion of counsel to the Co-Borrowers covering the matters set forth in Exhibit D hereto.

(h)   Account Control Agreements.  Account Control Agreements for all of the deposit accounts and accounts holding securities of the Co-Borrowers duly executed by all of the parties thereto, in the forms provided by or reasonably acceptable to Lenders.

(i)    Other Documents.  Such other documents and completion of such other matters, as Lenders may reasonably deem necessary or appropriate.

3.2   Conditions Precedent to Making the Loan.  The obligation of Lenders to make the Loan is further subject to the following conditions:

(a)   No Default.  No Default or Event of Default shall have occurred.

(b)   Landlord Agreements.  The Co-Borrowers shall have provided Lenders with a Landlord Agreement for each location where a Co-Borrower’s books and records and any material portion of the Collateral is located (unless a Co-Borrower is the fee simple owner thereof).

(c)   Notes.  Each Co-Borrower shall have duly executed and delivered to the applicable Lender a Note in the amount of the Loan.

(d)   UCC Financing Statements.  Lenders shall have received such documents, instruments and agreements, including UCC financing statements or amendments to UCC financing statements, as Lenders shall reasonably request to evidence the perfection and priority of the security interests granted to Lenders pursuant to Section 4.  Each Co-Borrower authorizes Lenders to file any UCC financing statements, continuations of or amendments to UCC financing statements they deem necessary to perfect their security interest in the Collateral.

(e)   Funding Certificate.  Borrower Representative, for itself and on behalf of the Co-Borrowers, shall have duly executed and delivered to the applicable Lender a Funding Certificate for the Loan.

(f)    Senior Lender Subordination Agreement.  A subordination agreement, in form and substance satisfactory to Lenders, with respect to the Indebtedness constituting Permitted Indebtedness under subsection (e) of the definition of Permitted Indebtedness, executed by the lender providing such Indebtedness (the “Subordination Agreement”).

(g)   Other Documents.  Such other documents and completion of such other matters, as Lenders may reasonably deem necessary or appropriate.

3.3   Covenant to Deliver.  Borrower Representative agrees (not as a condition but as a covenant), for itself and on behalf of the other Co-Borrowers, to deliver to Lenders each item required to be delivered to Lenders as a condition to the Loan, if the Loan is advanced.  Co-Borrowers expressly agree that the extension of the Loan prior to the receipt by Lenders of any such item shall not constitute a waiver by Lenders of the joint and several obligation of the Co-Borrowers to deliver such item, and any such extension in the absence of a required item shall be in Lenders’ sole discretion.

4.     Creation of Security Interest.

4.1   Grant of Security Interest.  Subject to the provisions of Section 4.8 herein, each Co-Borrower grants to Lenders a valid, first priority, continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt, full and complete payment and performance of any and all Obligations.  The “Collateral” shall mean and include all right, title, interest, claims and demands of each Co-Borrower in and to all personal property of such Co-Borrower, including without limitation, all of the following:

(a)   All goods (and embedded computer programs and supporting information included within the definition of “goods” under the Code) and equipment now owned or hereafter acquired, including, without limitation, all laboratory equipment, computer equipment, office equipment, machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

(b)   All inventory now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of such Co-Borrower’s custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and such Co-Borrower’s books relating to any of the foregoing;

(c)   All contract rights and general intangibles (including Intellectual Property), now owned or hereafter acquired, including, without limitation, goodwill, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, software, computer programs, computer disks, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payment intangibles, commercial tort claims, payments of insurance and rights to payment of any kind;

(d)   All now existing and hereafter arising accounts, contract rights, royalties, license rights, license fees and all other forms of obligations owing to such Co-Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by such Co-Borrower (subject, in each case, to the contractual rights of third parties to require funds received by such Co-Borrower to be expended in a particular manner), whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by such Co-Borrower and such Co-Borrower’s books relating to any of the foregoing;

(e)   All documents, cash, deposit accounts, letters of credit (whether or not the letter of credit is evidenced by a writing), certificates of deposit, instruments, promissory notes, chattel paper (whether tangible or electronic) and investment property, including, without limitation, all securities, whether certificated or uncertificated, security entitlements, securities accounts, commodity contracts and commodity accounts, and all financial assets held in any securities account or otherwise, wherever located, now owned or hereafter acquired and such Co-Borrower’s books relating to the foregoing; and

(f)    Any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof, including, without limitation, insurance, condemnation, requisition or similar payments and proceeds of the sale or licensing of Intellectual Property and proceeds of the sale or licensing of Intellectual Property.

4.2   After-Acquired Property.  If any Co-Borrower shall at any time acquire a commercial tort claim, as defined in the Code, the Borrower Representative shall immediately notify the Lenders in writing signed by the Borrower Representative of the brief details thereof and grant to the Lenders in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to the Lenders.

4.3   Duration of Security Interest.  Lenders’ security interest in the Collateral shall continue until the indefeasible payment in full and the satisfaction of all Obligations and termination of Lenders’ commitment to fund the Loan, whereupon such security interest shall terminate.  Lenders shall, at Co-Borrowers’ sole cost and expense, execute such further documents and take such further actions as may be reasonably necessary to make effective the release contemplated by this Section 4.3, including duly authorizing and delivering termination statements for filing in all relevant jurisdictions under the Code.

4.4   Location and Possession of Collateral.   The Collateral is and shall remain in the possession of the Co-Borrowers at their locations listed on the cover page hereof or as set forth in the Disclosure Schedule or at such other locations within the United States and Canada as to which Borrower Representative has provided not less than thirty (30) days prior written notice to Lenders, provided, however, that the Co-Borrowers may maintain inventory at their contract manufacturer’s facility in Shenzhen, China and may maintain finished goods inventory and spare parts to service specific customer requirements at other locations as to which the Borrower Representative shall have given the Lenders prior written notice.  The Co-Borrowers shall remain in full possession, enjoyment and control of the Collateral (except only as may be otherwise required by Lenders for perfection of their security interest therein and except to the extent such Collateral is maintained by bailees (for which executed bailees agreements in form and substance satisfactory to Lenders have been provided)).  So long as no Event of Default has occurred, the Co-Borrowers shall be entitled to manage, operate and use the Collateral and each part thereof with the rights and franchises appertaining thereto; provided that the possession, enjoyment, control and use of the Collateral shall at all time be subject to the observance and performance of the terms of this Agreement.

4.5   Delivery of Additional Documentation Required.  The Co-Borrowers shall from time to time execute and deliver to Lenders, at the request of Lenders, all financing statements and other documents Lenders may reasonably request, in form satisfactory to Lenders, to perfect and continue Lenders’ perfected security interests in the Collateral and in order to consummate fully all of the transactions contemplated under the Loan Documents.

4.6   Right to Inspect; Management Meetings.  Lenders (through any of their officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Co-Borrowers’ usual business hours, to inspect any Co-Borrower’s facilities, books and records and to make copies thereof and to inspect, test, and appraise the Collateral in order to verify the Co-Borrowers’ financial condition or the amount, condition of, or any other matter relating to, the Collateral.  Upon the reasonable prior notice of Lenders, one or more Responsible Officers of Borrower Representative will participate in meetings with Lenders to discuss the business, operations, affairs, finances and conditions of the Co-Borrowers.  The parties intend that the rights granted Lenders hereunder shall constitute “management rights” within the meaning of 29 C.F.R §2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Lenders with respect to any business issues shall not be deemed to give Lenders, nor be deemed an exercise by Lenders of, control over the Co-Borrowers’ management or policies.

4.7   Intellectual Property.

(a)   Registration of Existing and Future Copyrights.  At Lenders’ request at any time following the occurrence of an event giving rise to the obligation of Co-Borrowers to notify Lenders pursuant to Section 6.5, Borrower Representative shall register or cause to be registered with the United States Copyright Office (i) any software (material to the business of any Co-Borrowers) developed or acquired by a Co-Borrower in connection with any product developed or acquired for sale or licensing (ii) any software (material to the business of any Co-Borrower) developed or acquired by a Co-Borrower hereafter from time to time in connection with any product developed or acquired for sale or licensing, and (iii) any major revisions or upgrades to any software that has previously been registered by or on behalf of a Co-Borrower with the United States Copyright Office.

(b)   Additional Intellectual Property.  At any time following the occurrence of an event giving rise to the obligation of Co-Borrowers to notify Lenders pursuant to Section 6.5, Borrower Representative shall promptly notify Lenders on or before the federal registration or filing by any Co-Borrower of any patent or patent application, or trademark or trademark application, or copyright or copyright application and shall promptly execute and deliver, or cause such Co-Borrower to promptly execute and deliver, to Lenders any grants of security interests in same, in form acceptable to Lenders, to file with the United States Patent and Trademark Office or the United States Copyright Office, as applicable.

(c)   Protection of Intellectual Property.  Borrower Representative shall (i) protect, defend and maintain the validity and enforceability of its Intellectual Property and promptly advise Lenders in writing of material infringements, and (ii) not allow any Intellectual Property material to the business of the Co-Borrowers to be abandoned, forfeited or dedicated to the public without Lenders’ written consent.

4.8   Lien Subordination.  Lenders agree that the Liens granted to them hereunder shall be subordinate to the Liens to secure the Indebtedness permitted under clause (e) of the definition of Permitted Indebtedness, as more fully described (and for the periods prescribed) in the Subordination Agreement pursuant to Section 3.2(f).  Lenders agree that the Liens granted to them hereunder in Third Party Equipment shall be subordinate to the Liens of future lenders providing equipment financing and equipment lessors for equipment and other personal property acquired by a Co-Borrower after the date hereof (“Third Party Equipment”); provided that in the case of equipment financings and leasing such Liens are confined solely to the equipment so financed and the proceeds thereof and are Permitted Liens.  Notwithstanding the foregoing, the Obligations hereunder shall not be subordinate in right of payment to any obligations to other equipment lenders or equipment lessors and Lenders’ rights and remedies hereunder shall not in any way be subordinate to the rights and remedies of any such lenders or equipment lessors (except with respect to such lender’s Lien on Third Party Equipment).  So long as no Event of Default has occurred, Lenders agree to execute and deliver such agreements and documents as may be reasonably requested by Borrower Representative from time to time which set forth the lien subordination described in this Section 4.8 and are reasonably acceptable to Lenders.  Lenders shall have no obligation to execute any agreement or document which would impose obligations, restrictions or lien priority on Lenders which are less favorable to Lenders than those described in this Section 4.8.

5.     Representations and Warranties.  Except as set forth in the Disclosure Schedule, the Co-Borrowers hereby, jointly and severally, represent and warrant as follows:

5.1   Organization and Qualification.  Each Co-Borrower is a corporation duly organized and validly existing under the laws of its state of incorporation and qualified and licensed to do business in, and is in good standing in, any state in which the conduct of its business or its ownership of Property requires that it be so qualified or in which the Collateral is located, except for such states as to which any failure to so qualify would not reasonably be expected to have a material adverse effect on such Co-Borrower.

5.2   Authority.  Each Co-Borrower has all necessary corporate power and authority to execute, deliver, and perform in accordance with the terms thereof, the Loan Documents to which it is a party.  Each Co-Borrower has all requisite corporate power and authority to own and operate its Property and to carry on its businesses as now conducted.

5.3   Conflict with Other Instruments, etc.  Neither the execution and delivery of any Loan Document to which any Co-Borrower is a party nor the consummation of the transactions therein contemplated nor compliance with the terms, conditions and provisions thereof will conflict with or result in a breach of any of the terms, conditions or provisions of the certificate of incorporation, the by-laws, or any other organizational documents of any Co-Borrower or any law or any regulation, order, writ, injunction or decree of any court or governmental instrumentality or any material agreement or instrument to which any Co-Borrower is a party or by which it or any of its Property is bound or to which it or any of its Property is subject, or constitute a default thereunder or result in the creation or imposition of any Lien, other than Permitted Liens.

5.4   Authorization; Enforceability.  The execution and delivery of this Agreement, the granting of the security interest in the Collateral, the incurring of the Loan, the execution and delivery of the other Loan Documents to which any Co-Borrower is a party and the consummation of the transactions herein and therein contemplated have each been duly authorized by all necessary action on the part of each Co-Borrower.  No authorization, consent, approval, license or exemption of, and no registration, qualification, designation, declaration or filing with, or notice to, any Person, except for those which have been made or obtained, is, was or will be necessary to (i) the valid execution and delivery of any Loan Document to which any Co-Borrower is a party, (ii) the performance of any Co-Borrower’s obligations under any Loan Document, or (iii) the granting of the security interest in the

Collateral, except for filings in connection with the perfection of the security interest in any of the Collateral or the issuance of the Warrants.  The Loan Documents have been duly executed and delivered and constitute legal, valid and binding obligations of the Co-Borrowers, enforceable against the Co-Borrowers in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity.

5.5   No Prior Encumbrances.  The Co-Borrowers have good and marketable title to the Collateral, free and clear of Liens except for Permitted Liens.  The Co-Borrowers have good title and ownership of, or is licensed under, all of Co-Borrowers’ current Intellectual Property.  The Co-Borrowers have not received any communications alleging that any Co-Borrower has violated, or by conducting its business as proposed, would violate any proprietary rights of any other Person, except such that would not reasonably be expected to have a material adverse effect on the Co-Borrowers.  No Co-Borrower has knowledge of any infringement or violation by it of the intellectual property rights of any third party and no Co-Borrower has knowledge of any violation or infringement by a third party of any of its Intellectual Property, in either case, which would reasonably be expected to have a material adverse effect on the Co-Borrowers.  The Collateral and the Intellectual Property constitute substantially all of the assets and property of the Co-Borrowers.

5.6   Name; Location of Chief Executive Office, Principal Place of Business and Collateral.  During the past five years, no Co-Borrower has done business under any name other than that specified on the signature page hereof or as set forth on the Disclosure Schedule.  Each Co-Borrower’s jurisdiction of incorporation, chief executive office, principal place of business, and the place where each Co-Borrower maintains its records concerning the Collateral are presently located in the state and at the address set forth on the cover page of this Agreement.  The Collateral is presently located at the address set forth on the cover page hereof or as set forth in the Disclosure Schedule.

5.7   Litigation.  There are no actions or proceedings pending by or against any Co-Borrower before any court or administrative agency which would reasonably be expected to have a material adverse effect on the Co-Borrowers or the aggregate value of the Collateral.  No Co-Borrower has knowledge of any such pending or threatened actions or proceedings.

5.8   Financial Statements.  All financial statements relating to the Co-Borrowers or any Affiliate consolidated with any Co-Borrower for financial reporting purposes that have been or may hereafter be delivered by Borrower Representative to Lenders present fairly in all material respects Co-Borrowers’ financial condition as of the date thereof and Co-Borrowers’ results of operations for the period then ended.

5.9   No Material Adverse Effect.  No event has occurred and no condition exists which would reasonably be expected to have a material adverse effect on the financial condition, business or operations of the Co-Borrowers taken as a whole since December 31, 2009.

5.10 Full Disclosure.  No representation, warranty or other statement made by any Co-Borrower in any Loan Document (including the Disclosure Schedule), certificate or written statement furnished to Lenders contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.  There is no fact known to any Co-Borrower which materially adversely affects, or which would in the future be reasonably expected to materially adversely affect, the Co-Borrowers’ ability to perform their obligations under this Agreement.

5.11 Solvency, Etc.  The Co-Borrowers, individually and collectively, are Solvent (as defined below) and, after the execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby, the Co-Borrowers, individually and collectively, will be Solvent.

“Solvent” means, with respect to any Person on any date, that on such date (a) the fair value of the property of such Person is greater than the fair value of the liabilities (including, without limitation, contingent liabilities) of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.

5.12 Subsidiaries.  As of the date hereof, the Co-Borrowers have no Subsidiaries, except as set forth on the Disclosure Schedule.

5.13 Catastrophic Events; Labor Disputes.  Neither the Co-Borrowers nor their properties is or has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or other casualty that would reasonably be expected to have a material adverse effect on the financial condition, business or operations of the Co-Borrowers taken as a whole.  There are no disputes presently subject to grievance procedure, arbitration or litigation under any of the collective bargaining agreements, employment contracts or employee welfare or incentive plans to which any Co-Borrower is a party, and there are no strikes, lockouts, work stoppages or slowdowns, or, to the knowledge of any Co-Borrower, jurisdictional disputes or organizing activity occurring or threatened which would reasonably be expected to have a material adverse effect on the financial condition, business or operations of the Co-Borrowers taken as a whole.

5.14 Certain Agreements of Officers, Employees and Consultants.

(a)   No Violation.  To the knowledge of the Co-Borrowers, no officer, employee or consultant of any Co-Borrower is, or is now expected to be, in material violation of any term of any employment contract, proprietary information agreement, nondisclosure agreement, noncompetition agreement or any other material contract or agreement or any restrictive covenant relating to the right of any such officer, employee or consultant to be employed by any Co-Borrower because of the nature of the business conducted or to be conducted by the Co-Borrowers or relating to the use of trade secrets or proprietary information of others, and to Co-Borrowers’ knowledge, as of the date hereof, the continued employment of Co-Borrowers’ respective officers, employees and consultants does not subject any Co-Borrower to any material liability for any claim or claims arising out of or in connection with any such contract, agreement, or covenant.

(b)   No Present Intention to Terminate.  To the knowledge of the Co-Borrowers, as of the date hereof, no officer of any Co-Borrower, and no employee or consultant of any Co-Borrower whose termination, either individually or in the aggregate, would reasonably be expected to have a material adverse effect on the financial condition, business or operations of the Co-Borrowers taken as a whole, has any present intention of terminating his or her employment or consulting relationship with such Co-Borrower.

6.     Affirmative Covenants.  Each Co-Borrower, until the full and complete indefeasible payment of the Obligations, covenants and agrees that:

6.1   Good Standing.  Each Co-Borrower shall maintain its corporate existence and its good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on the financial condition, operations or business of the Co-Borrowers taken as a whole.  Each Co-Borrower shall maintain in force all licenses, approvals and agreements, the loss of which would reasonably be expected to have a material adverse effect on the financial condition, operations or business of the Co-Borrowers taken as a whole.

6.2   Government Compliance.  Each Co-Borrower shall comply with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which would reasonably be expected to materially adversely affect the financial condition, operations or business of the Co-Borrowers.

6.3   Financial Statements, Reports, Certificates.  Borrower Representative shall deliver to Lenders:

(a)   as soon as available, but in any event within thirty (30) days after the end of each month, a company prepared consolidated balance sheet, income statement and cash flow statement covering Co-Borrowers’ operations during such month, certified by Borrower Representative’s chief executive officer, president, treasurer or chief financial officer (each, a “Responsible Officer”);

(b)   as soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter, a company prepared consolidated balance sheet, income statement and cash flow statement covering Co-Borrowers’ operations during such fiscal quarter, certified by a Responsible Officer;

(c)   as soon as available, but in any event within ninety (90) days after the end of Co-Borrowers’ fiscal year, audited consolidated financial statements of Co-Borrowers prepared in accordance with GAAP, together with an unqualified opinion on such financial statements of a nationally recognized or other independent public accounting firm reasonably acceptable to Lenders;

(d)   as soon as available, but in any event within ninety (90) days after the end of Co-Borrowers’ fiscal year or the date of adoption by the board of directors of Satcon Technology Corporation, Co-Borrowers’ consolidated operating budget and plan for the next fiscal year (including, without limitation, updates to the projections presented to Lenders in connection with the execution of this Agreement);

(e)   (x) at the time of filing of Satcon Technology Corporation’s Form 10-K with the Securities and Exchange Commission after the end of each fiscal year, the financial statements filed with such Form 10-K; and (y) at the time of filing of Satcon Technology Corporation’s Form 10-Q with the Securities and Exchange Commission after the end of each of the first three fiscal quarters, the financial statements filed with such Form 10-Q; and

(f)    such other information and data with respect to the financial conditions, business or operations of Co-Borrowers as may be reasonably requested by Lenders from time to time.

In addition, Borrower Representative shall deliver to Lenders (i) promptly upon becoming available, copies of all statements, reports and notices sent or made available generally by any Co-Borrower to its security holders; (ii) immediately upon receipt of notice thereof, a report of any material legal actions pending or threatened in writing against any Co-Borrower or the commencement of any action, proceeding or governmental investigation against any Co-Borrower is commenced that is reasonably expected to result in damages or costs to the Co-Borrowers of Five Hundred  Thousand Dollars ($500,000); and (iii) promptly upon any officer of a Co-Borrower obtaining knowledge, notice of any material adverse change in the financial condition, business or operations of the Co-Borrowers.

6.4   Certificates of Compliance.  Each time financial statements are furnished pursuant to Section 6.3 above (except Section 6.3(b)), Borrower Representative shall deliver to Lenders an Officer’s Certificate signed by a Responsible Officer in the form of, and certifying to the matters set forth in, Exhibit E hereto.

6.5   Notice of Defaults; Notice of Lien on Intellectual Property.

(a)   As soon as possible, and in any event within five (5) days after the discovery of a Default or an Event of Default, Borrower Representative shall provide Lenders with an Officer’s Certificate setting forth the facts relating to or giving rise to such Default or Event of Default and the action which the Co-Borrowers propose to take with respect thereto.

(b)   As soon as possible, and in any event not later than two (2) Business Days after any officer of any Co-Borrower obtains knowledge or receives notice of the same, Borrower Representative shall provide Lenders with notice of any default or event of default pursuant to the documents and transactions evidencing the Indebtedness permitted under subsection (e)(i) or (e)(ii) of the definition of Permitted Indebtedness, specifying the nature and extent thereof and the action (if any) that is proposed to be taken with respect thereto, and providing such other information as may be reasonably available to the Co-Borrowers to enable Lenders and their counsel to evaluate such matters.

6.6   Taxes.  Each Co-Borrower shall make due and timely payment or deposit of all federal, state, and local taxes, assessments, or contributions required of it by law or imposed upon any Property belonging to it, and will execute and deliver to Lenders, on demand, appropriate certificates attesting to the payment or deposit thereof; and each Co-Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Lenders with proof satisfactory to Lenders indicating that such Co-Borrower has made such payments or deposits; provided that Co-Borrowers need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings which suspend the collection thereof  (provided that such proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral or Collateral which in the aggregate is material to the Co-Borrowers and that the Co-Borrowers have adequately bonded such amounts or reserves sufficient to discharge such amounts have been provided on the books of the Co-Borrowers).

6.7   Use; Maintenance.  The Co-Borrowers shall keep and maintain all of its properties, assets, facilities and all items of equipment and other similar types of personal property that form any significant portion or portions of the Collateral in good operating condition and repair, ordinary wear and tear excepted, and shall make all necessary replacements thereof and renewals thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved.  The Co-Borrowers shall not permit any such material item of Collateral to become a fixture to real estate or an accession to other personal property, without the prior written consent of Lenders.  The Co-Borrowers shall not permit any such material item of Collateral to be operated or maintained in violation of any applicable law, statute, rule or regulation, except as would not reasonably be expected to have a material adverse effect on the financial condition, business or operations of the Co-Borrowers taken as a whole.  With respect to items of leased equipment (to the extent Lenders have any security interest in any Co-Borrower’s residual interest in such equipment under the lease), the Co-Borrowers shall keep, maintain, repair, replace and operate such leased equipment in accordance with the terms of the applicable lease, except as would not reasonably be expected to have a material adverse effect on the financial condition, business or operations of the Co-Borrowers taken as a whole.

6.8   Insurance. The Co-Borrowers shall keep their business and the Collateral insured for risks and in amounts, as Lenders may reasonably request.  Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Lenders.  All property policies shall have a lender’s loss payable endorsement showing Horizon Technology Finance Management LLC and its respective successors and assigns as additional loss payees.  All liability policies shall show Horizon Technology Finance Management LLC and its respective successors and assigns as additional insureds.  All policies shall be issued on a primary non-contributory basis, shall contain waivers of subrogation against

Horizon, and shall be so written that the insurers shall have no claim or recourse of any kind whatsoever against Horizon or against any property of Horizon.  All insurance policies shall provide that the insurer shall endeavor to give Horizon at least thirty (30) days notice before canceling its policy.  At Lenders’ request, Borrower Representative shall deliver certified copies of policies and evidence of all premium payments.  Proceeds payable under any property policy shall, at Lenders’ option, be payable to Horizon on account of the Obligations.  Notwithstanding the foregoing, so long as no Event of Default has occurred, the Co-Borrowers shall have the option of applying the proceeds of any property policy toward the replacement or repair of destroyed or damaged property; provided that (a) any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Lenders have been granted a first priority security interest, and (b) after the occurrence of an Event of Default all proceeds payable under such property policy shall, at the option of Lenders, be payable to Horizon, on account of the Obligations.  If the Co-Borrowers fail to obtain insurance as required under this Section 6.8 or to pay any amount or furnish any required proof of payment to third persons and Lenders, Lenders may make all or part of such payment or obtain such insurance policies required in this Section 6.8, and take any action under the policies Lenders deem prudent.  On or prior to the Funding Date and prior to each policy renewal, Borrower Representative shall furnish to Lenders certificates of insurance or other evidence satisfactory to Lenders that insurance complying with all of the above requirements is in effect.

6.9   Security Interest.  Assuming the proper filing of one or more financing statement(s) identifying the Collateral with the proper state and/or local authorities, the security interests in the Collateral granted to Lenders pursuant to this Agreement (a) constitute and will continue to constitute first priority security interests (except to the extent any Permitted Liens may have a superior priority to Lenders’ Lien under this Agreement) and (b) are and will continue to be superior and prior to the rights of all other creditors of the Co-Borrowers (except to the extent of such Permitted Liens).  Except as set forth in the Disclosure Schedule, as of the date hereof, none of the Co-Borrowers’ Intellectual Property is registered with either the US Patent and Trademark Office or the US Copyright Office.

6.10 Further Assurances.  At any time and from time to time the Co-Borrowers shall execute and deliver such further instruments and take such further action as may reasonably be requested by Lenders to make effective the purposes of this Agreement, including without limitation, the continued perfection and priority of Lenders’ security interest in the Collateral.

6.11 Subsidiaries.  The Co-Borrowers, upon Lender’s request, shall cause any Subsidiary of any Co-Borrower to provide Lender with a guaranty of the Obligations and a security interest in such Subsidiary’s assets to secure such guaranty.

7.     Negative Covenants.  Each Co-Borrower, until the full and complete indefeasible payment of the Obligations, covenants and agrees that no Co-Borrower shall:

7.1   Chief Executive Office.  Change its name, jurisdiction of incorporation, chief executive office, principal place of business or any of the items set forth in Section 1 of the Disclosure Schedule without at least thirty (30) days prior written notice to Lenders.

7.2   Collateral Control.  Subject to its rights and obligations under Sections 4.4 and 7.4 (including the obligation of Borrower Representative to provide Lenders with not less than thirty (30) days prior written notice, refrain from moving Collateral to locations located outside of the United States and Canada, except with respect to inventory maintained at Co-Borrowers’ contract manufacturer’s facility in Shenzhen, China and finished goods inventory and spare parts maintained at other locations to service specific customer requirements and, in the case of Collateral to be maintained by bailees, provide satisfactory bailees agreements), remove any items of Collateral from any Co-Borrower’s facility located at the address set forth on the cover page hereof or as set forth on the Disclosure Schedule.

7.3   Liens.  Create, incur, assume or suffer to exist any Lien of any kind upon any Co-Borrower’s Property, whether now owned or hereafter acquired, except Permitted Liens.

7.4   Other Dispositions of Collateral.  Convey, sell, lease or otherwise dispose of all or any part of the Collateral to any Person (collectively, a “Transfer”), except for: (a) Transfers of inventory in the ordinary course of business; (b) Transfers of worn-out or obsolete equipment; or (c) Transfers permitted under sub clause (g) of the definition of Permitted Liens with respect to Collateral.

7.5   Distributions.  (a) Pay any dividends or make any distributions on its Equity Securities; (b) purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Securities (other than repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements or similar arrangements in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000)); (c) return any capital to any holder of its Equity Securities as such; (d) make any distribution of assets, Equity Securities, obligations or securities to any holder of its Equity Securities as such; or (e) set apart any sum for any such purpose; provided, however, a Co-Borrower may pay dividends payable solely in such Co-Borrower’s common stock.

7.6   Change in Business; Acquisitions.  Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by the Co-Borrowers or reasonably related thereto, or acquire all or substantially all of the capital stock or assets of another Person.

7.7   Change of Control.  Engage in or permit any of its Subsidiaries to engage in any Change of Control (other than by the sale by a Co-Borrower of such Co-Borrower’s Equity Securities in a public offering, to existing holders of such Co-Borrower’s Equity Securities or to venture capital investors so long as the Borrower Representative identifies to Lenders the venture capital investors prior to the closing of the investment).

7.8   Transactions With Affiliates; Creation of Subsidiaries.  (a) Enter into any contractual obligation with any Affiliate or engage in any other transaction with any Affiliate except upon terms at least as favorable to the Co-Borrowers as an arms-length transaction with Persons who are not Affiliates of any Co-Borrower, or (b) form any Subsidiary unless, at Lenders’ election, such Subsidiary guarantees the Obligations and grants a Lien in its assets to secure such guaranty.

7.9   Indebtedness Payments. (a) Prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled repayment thereof any Indebtedness for borrowed money (other than amounts due or permitted to be prepaid under this Agreement or under any revolving credit agreement constituting Permitted Indebtedness under clause (e) of the definition of Permitted Indebtedness) or capital lease obligations; (b) amend, modify or otherwise change the terms of any of the Co-Borrowers’ Indebtedness for borrowed money or capital lease obligations so as to accelerate the scheduled repayment thereof; or (c) repay any notes to officers, directors or shareholders; provided, that, notwithstanding the foregoing, the Co-Borrowers may repay or prepay any Indebtedness permitted under clause (f) of the definition of Permitted Indebtedness (including, without limitation, any such Indebtedness owed to officers, directors or shareholders of a Co-Borrower) at any time solely by converting such Indebtedness into Equity Securities of a Co-Borrower.

7.10 Indebtedness.  Create, incur, assume or permit to exist any Indebtedness except Permitted Indebtedness.

7.11 Investments.  Make any Investment except for Permitted Investments.

7.12 Compliance.  Become an “investment company” or a company controlled by an “investment company” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of the Loan for that purpose; fail to meet the minimum funding requirements of the Employment Retirement Income Security Act of 1974, and its regulations, as amended from time to time (“ERISA”), permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation would reasonably be expected to have a material adverse effect on the financial condition, business or operations of the Co-Borrowers taken as a whole, or permit any of their Subsidiaries to do so.

7.13 Maintenance of Accounts.  (a) Maintain any deposit account or account holding securities owned by any Co-Borrower except (i) accounts with respect to which Lenders are able to take such actions as they deem necessary to obtain a perfected security interest in such accounts through one or more Account Control Agreements and (ii) Foreign Permitted Accounts; or (b) grant or allow any other Person (other than Lenders) to perfect a security interest in, or enter into any agreements with any Persons (other than Lenders) accomplishing perfection via control as to, any of its deposit accounts or accounts holding securities other than in favor of the lender or lenders providing the Co-Borrowers with Indebtedness permitted under subsection (e) of the definition of Permitted Indebtedness.

7.14 Negative Pledge Regarding Intellectual Property.  (a) Create, incur, assume or suffer to exist any Lien of any kind upon any Intellectual Property, except pursuant to agreements covering Indebtedness permitted under clause (e) of the definition of Permitted Indebtedness, or Transfer any Intellectual Property, whether now owned or hereafter acquired, other than non-exclusive licenses of Intellectual Property entered into in the ordinary course of business; (b) enter into any agreement or permit to exist any restriction with respect to any Co-Borrower’s right, title and interest in or to the Intellectual Property other than pursuant hereto or pursuant to agreements covering Indebtedness permitted under clause (e) of the definition of Permitted Indebtedness; or (c) take or fail to take any action which would in any manner impair the enforceability of this Section 7.14.

8.     Events of Default.  Any one or more of the following events shall constitute an “Event of Default” by the Co-Borrowers under this Agreement:

8.1   Failure to Pay.  If any Co-Borrower fails to pay when due and payable or when declared due and payable in accordance with the Loan Documents: (a) any Scheduled Payment within three (3) Business Days after the relevant Payment Date or on the Maturity Date; or (b) any other portion of the Obligations within five (5) business days after receipt of written notice from Lenders that such payment is due.

8.2   Certain Covenant Defaults.  If any Co-Borrower fails to perform any obligation or covenant contained in Sections 6 or 7 of this Agreement.

8.3   Other Covenant Defaults.  If any Co-Borrower fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement (other than as set forth in Sections 8.1, 8.2 or 8.4 through 8.14), or in any of the other Loan Documents, and the Co-Borrowers have failed to cure such default within fifteen (15) days of the occurrence of such default.  During this fifteen (15) day period, the failure to cure the default is not an Event of Default (but no Loan will be made during the cure period).

8.4   Material Adverse Change.  If there occurs a material adverse change in the Co-Borrowers’ business, or if there is a material impairment of the prospect of repayment of any portion of the Obligations owing to Lenders or a material impairment of the value or priority of Lenders’ Lien in the Collateral.

8.5   Seizure of Assets, Etc.  If any material portion of any Co-Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or Person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) Business Days, or if any Co-Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of any Co-Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any assets of any Co-Borrower by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) Business Days after such Co-Borrower receives notice thereof; provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by the Co-Borrowers.

8.6   Service of Process.  The service of process upon any Lender seeking to attach, by a trustee or other process, any funds of the Co-Borrowers on deposit or otherwise held by any Lender totaling at least One Hundred Thousand Dollars ($100,000), or the delivery upon any Lender of a notice of foreclosure by any Person seeking to attach or foreclose on any funds of the Co-Borrowers on deposit or otherwise held by such Lender totaling at least One Hundred Thousand Dollars ($100,000), or the delivery of a notice of foreclosure or exclusive control to any entity holding or maintaining the Co-Borrowers’ deposit accounts or accounts holding securities by any Person (other than Lenders) seeking to foreclose or attach any such accounts or securities.

8.7   Default on Indebtedness.  One or more defaults shall exist under any agreement with any third party or parties which consists of the failure of the Co-Borrowers to pay any Indebtedness at maturity or which results in the acceleration of the maturity of Indebtedness or the effect of which, pursuant to a subordination or similar agreement, is to prohibit Lenders from receiving their regularly scheduled payments due hereunder.

8.8   Judgments.  If a judgment or judgments for the payment of money (not acknowledged by an insurer as fully covered by such insurer) in an amount, individually or in the aggregate, of at least Five Hundred  Thousand Dollars ($500,000) shall be rendered against any Co-Borrower and shall remain unsatisfied and unstayed for a period of ten (10) Business Days or more.

8.9   Misrepresentations.  If any material misrepresentation or material misstatement was made or is made in any warranty, representation, statement, certification, or report made to a Lender by any Co-Borrower or any officer, employee, agent, or director of any Co-Borrower.

8.10 Breach of Warrants.  If Satcon Technology Corporation shall breach any material term of the Warrants.

8.11 Unenforceable Loan Document.  If any Loan Document shall in any material respect cease to be, or any Co-Borrower shall assert that any Loan Document is not, a legal, valid and binding obligation of the Co-Borrowers enforceable against the Co-Borrowers in accordance with its terms.

8.12 Involuntary Insolvency Proceeding.  If a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of any Co-Borrower in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee (or similar official) of any Co-Borrower or for any substantial part of its Property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting the relief sought in such proceeding.

8.13 Voluntary Insolvency Proceeding.  If any Co-Borrower shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian (or other similar official) of any Co-Borrower or for any substantial part of its Property, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action in furtherance of any of the foregoing.

8.14 Solvency.  Any Co-Borrower at any time is not Solvent.

9.     Lenders’ Rights and Remedies.

9.1   Rights and Remedies.  Upon the occurrence of any Default or Event of Default, Lenders shall not have any further obligation to advance money or extend credit to or for the benefit of any Co-Borrower.  In addition, upon the occurrence of an Event of Default, Lenders shall have the rights, options, duties and remedies of a secured party as permitted by law and, in addition to and without limitation of the foregoing, Lenders may, at their election, without notice of election and without demand, do any one or more of the following, all of which are authorized by each Co-Borrower:

(a)   Acceleration of Obligations.  Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, including (i) any accrued and unpaid interest, (ii) the amounts which would have otherwise come due under Section 2.3(b)(ii) if the Loan had been voluntarily prepaid, (iii) the unpaid principal balance of the Loan and (iv) all other sums, if any, that shall have become due and payable hereunder, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.12 or 8.13 all Obligations shall become immediately due and payable without any action by Lenders);

(b)   Protection of Collateral.  Make such payments and do such acts as Lenders consider necessary or reasonable to protect Lenders’ security interest in the Collateral.  Each Co-Borrower agrees to assemble the Collateral if Lenders so require and to make the Collateral available to Lenders as Lenders may designate.  Subject to rights of third parties, each Co-Borrower authorizes Lenders and their designees and agents to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien which in Lenders’ determination appears or is claimed to be prior or superior to its security interest and to pay all expenses incurred in connection therewith.  Subject to the rights of third parties, with respect to any of the Co-Borrowers’ owned premises, each Co-Borrower hereby grants Lenders a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Lenders’ rights or remedies provided herein, at law, in equity, or otherwise;

(c)   Preparation of Collateral for Sale.  Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral.  Lenders and their agents and any purchasers at or after foreclosure are hereby granted a non-exclusive, irrevocable, perpetual, fully-paid, royalty-free license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, each Co-Borrower’s Intellectual Property, including without limitation, labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any Property of a similar nature, now or at any time hereafter owned or acquired by any Co-Borrower or in which any Co-Borrower now or at any time hereafter has any rights; provided that such license shall only be exercisable in connection with the disposition of Collateral upon Lenders’ exercise of their remedies hereunder, and subject to any superior rights of third parties, if any;

(d)   Sale of Collateral.  Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including any Co-Borrower’s premises) as Lenders determine are commercially reasonable; and

(e)   Purchase of Collateral.  Credit bid and purchase all or any portion of the Collateral at any public sale.  In addition to the foregoing, upon the occurrence of an Event of Default described in Section 8.12 or 8.13, (i) the sale of any Collateral shall be conducted in accordance with Section 363 of the Bankruptcy Code and (ii) Lenders shall retain the right to bid for or purchase, free from any right of redemption, stay or appraisal and all rights of marshalling, the Collateral and any other security for the Obligations or otherwise on the part of any Co-Borrower, and may make payment on account thereof by using any claim then due and payable to Lenders from the Co-Borrowers as credit against the purchase price pursuant to Section 363(k) of the Bankruptcy Code.  For the avoidance of doubt, the sale of any Collateral upon the occurrence of an Event of Default described in Section 8.12 or 8.13 that is not conducted in accordance with Section 363 of the Bankruptcy Code or that otherwise deprives or restricts the right of Lenders to credit bid pursuant to Section 363(k) shall fail to provide Lenders with the indubitable equivalent of Lenders’ claims.

Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by the Co-Borrowers.

9.2   Set Off Right.  Lenders may set off and apply to the Obligations any and all indebtedness at any time owing to or for the credit or the account of Co-Borrowers or any other assets of Co-Borrowers in Lenders’ possession or control.

9.3   Effect of Sale.  Upon the occurrence of an Event of Default, to the extent permitted by law, each Co-Borrower covenants that it will not at any time insist upon or plead, or in any manner whatsoever claim or take any benefit or advantage of, any stay or extension law now or at any time hereafter in force, nor claim, take nor insist upon any benefit or advantage of or from any law now or hereafter in force providing for the valuation or appraisement of the Collateral or any part thereof prior to any sale or sales thereof to be made pursuant to any provision herein contained, or to the decree, judgment or order of any court of competent jurisdiction; nor, after such sale or sales, claim or exercise any right under any statute now or hereafter made or enacted by any state or otherwise to redeem the property so sold or any part thereof, and, to the full extent legally permitted, except as to rights expressly provided herein, hereby expressly waives for itself and on behalf of each and every Person, except decree or judgment creditors of a Co-Borrower, acquiring any interest in or title to the Collateral or any part thereof subsequent to the date of this Agreement, all benefit and advantage of any such law or laws, and covenants that it will not invoke or utilize any such law or laws or otherwise hinder, delay or impede the execution of any power herein granted and delegated to Lenders, but will suffer and permit the execution of every such power as though no such power, law or laws had been made or enacted.  Any sale, whether under any power of sale hereby given or by virtue of judicial proceedings, shall operate to divest all right, title, interest, claim and demand whatsoever, either at law or in equity, of any Co-Borrower in and to the Property sold, and shall be a perpetual bar, both at law and in equity, against each Co-Borrower, its successors and assigns, and against any and all Persons claiming the Property sold or any part thereof under, by or through any Co-Borrower, its successors or assigns.

9.4   Power of Attorney in Respect of the Collateral.  Each Co-Borrower does hereby irrevocably appoint Horizon and its successors and assigns, as agent for Lenders (which appointment is coupled with an interest), the true and lawful attorney in fact of the Co-Borrowers with full power of substitution, for it and in its name to file any notices of security interests, financing statements and continuations and amendments thereof pursuant to the Code or federal law, as may be necessary to perfect, or to continue the perfection of Lenders’ security interests in the Collateral.  Each Co-Borrower does hereby irrevocably appoint Horizon and its successors and assigns, as agent for Lenders (which appointment is coupled with an interest) on the occurrence of an Event of Default, the true and lawful attorney in fact of the Co-Borrowers with full power of substitution, for it and in its name:  (a) to ask, demand, collect, receive, receipt for, sue for, compound and give acquittance for any and all rents, issues, profits, avails, distributions, income, payment draws and other sums in which a security interest is granted under Section 4 with full power to settle, adjust or compromise any claim thereunder as fully as if Horizon were such Co-Borrower itself; (b) to receive payment of and to endorse the name of each Co-Borrower to any items of Collateral (including checks, drafts and other orders for the payment of money) that come into Lenders’ possession or under Lenders’ control; (c) to make all demands, consents and waivers, or take any other action with respect to, the Collateral; (d) in Lenders’ discretion to file any claim or take any other action or proceedings, either in its own name or in the name of each Co-Borrower or otherwise, which Lenders may reasonably deem necessary or appropriate to protect and preserve the right, title and interest of Lenders in and to the Collateral; (e) endorse each Co-Borrower’s name on any checks or other forms of payment or security; (f) sign each Co-Borrower’s name on any invoice or bill of lading for any account or drafts against account debtors; (g) make, settle, and adjust all claims under each Co-Borrower’s insurance policies; (h) settle and adjust disputes and claims about the accounts directly with account debtors, for amounts and on terms Lenders determine reasonable; (i) transfer the Collateral into the name of Lenders or a third party as the Code permits; and (j) to otherwise act with respect thereto as though Lenders were the outright owner of the Collateral.

9.5   Lenders’ Expenses.  If any Co-Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Lenders may do any or all of the following:  (a) make payment of the same or any part thereof; or (b) obtain and maintain insurance policies of the type discussed in Section 6.8 of this Agreement, and take any action with respect to such policies as Lenders deem prudent.  Any amounts paid or deposited by Lenders shall constitute Lenders’ Expenses, shall be immediately due and payable, shall bear interest at the Default Rate and shall be secured by the Collateral.  Any payments made by Lenders shall not constitute an agreement by Lenders to make similar payments in the future or a waiver by Lenders of any Event of Default under this Agreement.  Each Co-Borrower shall pay all fees and expenses, including, without limitation, reasonable attorneys’ fees and costs and Lenders’ Expenses, incurred by Lenders in the enforcement or attempt to enforce any of the Obligations hereunder not performed when due.

9.6   Remedies Cumulative.  Lenders’ rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative.  Lenders shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by Lenders of one right or remedy shall be deemed an election, and no waiver by Lenders of any Event of Default on any Co-Borrower’s part shall be deemed a continuing waiver.  No delay by Lenders shall constitute a waiver, election, or acquiescence by them.

9.7   Application of Collateral Proceeds.  The proceeds and/or avails of the Collateral, or any part thereof, and the proceeds and the avails of any remedy hereunder (as well as any other amounts of any kind held by Lenders, at the time of or received by Lenders after the occurrence of an Event of Default hereunder) shall be paid to and applied as follows:

(a)   First, to the payment of reasonable out-of-pocket costs and expenses, including all amounts expended to preserve the value of the Collateral, of foreclosure or suit, if any, and of such sale and the exercise of any other rights or remedies, and of all proper fees, expenses, liability and advances, including reasonable legal expenses and attorneys’ fees, incurred or made hereunder by Lenders, including, without limitation, Lenders’ Expenses;

(b)   Second, to the payment to Lenders of the amount then owing or unpaid on the Loan for any accrued and unpaid interest, the amounts which would have otherwise come due under

Section 2.3(b)(ii), if the Loan had been voluntarily prepaid, the principal balance of the Loan, and all other Obligations with respect to the Loan (provided, however, if such proceeds shall be insufficient to pay in full the whole amount so due, owing or unpaid upon the Loan, then to the unpaid interest thereon, then to the amounts which would have otherwise come due under Section 2.3(b)(ii), if the Loan had been voluntarily prepaid, then to the principal balance of the Loan, and then to the payment of other amounts then payable to Lenders under any of the Loan Documents); and

(c)   Third, to the payment of the surplus, if any, to the Co-Borrower, their successors and assigns, or to the Person lawfully entitled to receive the same.

9.8   Reinstatement of Rights.  If Lenders shall have proceeded to enforce any right under this Agreement or any other Loan Document by foreclosure, sale, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely, then and in every such case (unless otherwise ordered by a court of competent jurisdiction), Lenders shall be restored to their former position and rights hereunder with respect to the Property subject to the security interest created under this Agreement.

10.   Waivers; Indemnification.

10.1 Demand; Protest.  Each Co-Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Lenders on which any Co-Borrower may in any way be liable.

10.2 Lenders’ Liability for Collateral.  So long as Lenders comply with their obligations, if any, under the Code, Lenders shall not in any way or manner be liable or responsible for:  (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause other than Lenders’ gross negligence or willful misconduct; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person whomsoever.  Subject to the foregoing and applicable law, all risk of loss, damage or destruction of the Collateral shall be borne by the Co-Borrowers.

10.3 Indemnification and Waiver.  Whether or not the transactions contemplated hereby shall be consummated:

(a)   General Indemnity.  Each Co-Borrower agrees upon demand to pay or reimburse Lenders for all liabilities, obligations and out-of-pocket expenses, including Lenders’ Expenses and reasonable fees and expenses of counsel for Lenders from time to time arising in connection with the enforcement or collection of sums due under the Loan Documents, and in connection with any amendment or modification of the Loan Documents or any “work-out” in connection with the Loan Documents.  Each Co-Borrower shall indemnify, reimburse and hold Lenders, and each of their respective successors, assigns, agents, attorneys, officers, directors, equity holders, servants, agents and employees (each an “Indemnified Person”) harmless from and against all liabilities, losses, damages, actions, suits, demands, claims of any kind and nature (including claims relating to environmental discharge, cleanup or compliance), all costs and expenses whatsoever to the extent they may be incurred or suffered by such Indemnified Person in connection therewith (including reasonable attorneys’ fees and expenses), fines, penalties (and other charges of any applicable Governmental Authority), licensing fees relating to any item of Collateral, damage to or loss of use of property (including consequential or special damages to third parties or damages to any Co-Borrower’s property), or bodily injury to or death of any person (including any agent or employee of any Co-Borrower) (each, a “Claim”), directly or indirectly relating to or arising out of the use of the proceeds of the Loan or otherwise, the falsity of any representation or warranty of any Co-Borrower, any Default or Event of Default, or any Co-Borrower’s

failure to comply with the terms of this Agreement or any other Loan Document.  The foregoing indemnity shall cover, without limitation, (i) any Claim in connection with a design or other defect (latent or patent) in any item of equipment or product included in the Collateral, (ii) any Claim for infringement of any patent, copyright, trademark or other intellectual property right, (iii) any Claim resulting from the presence on or under or the escape, seepage, leakage, spillage, discharge, emission or release of any Hazardous Materials on the premises owned, occupied or leased by any Co-Borrower, including any Claims asserted or arising under any Environmental Law, (iv) any Claim for negligence or strict or absolute liability in tort, or (v) any Claim asserted as to or arising under any Account Control Agreement or any Landlord Agreement; provided, however, no Co-Borrower shall indemnify Lenders for any liability incurred by Lenders as a direct and sole result of Lenders’ gross negligence or willful misconduct.  Such indemnities shall continue in full force and effect, notwithstanding the expiration or termination of this Agreement.  Upon Lenders’ written demand, the Co-Borrowers shall assume and diligently conduct, at their sole cost and expense, the entire defense of Lenders, each of its members, partners, and each of their respective, agents, employees, directors, officers, equity holders, successors and assigns against any indemnified Claim described in this Section 10.3(a).  The Co-Borrowers shall not settle or compromise any Claim against or involving Lenders without first obtaining Lenders’ written consent thereto, which consent shall not be unreasonably withheld.

(b)   Waiver.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR ANYWHERE ELSE, EACH CO-BORROWER AGREES THAT IT IS NOT ENTITLED TO OBTAIN AND SHALL NOT SEEK FROM LENDERS UNDER ANY THEORY OF LIABILITY (INCLUDING ANY THEORY IN TORTS), ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES.

(c)   Survival; Defense.  The obligations in this Section 10.3 shall survive payment of all other Obligations pursuant to Section 12.8.  At the election of any Indemnified Person, the Co-Borrowers shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person’s reasonable discretion, at the sole cost and expense of the Co-Borrowers.  All amounts owing under this Section 10.3 shall be paid within thirty (30) days after written demand.

11.   Notices.  Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by certified mail, postage prepaid, return receipt requested, by prepaid nationally recognized overnight courier, or by prepaid facsimile to Borrower Representative, on behalf of the Co-Borrowers, or to the Lenders, as the case may be, at their respective addresses set forth below:

If to Borrower Representative or any Co-Borrower:	Satcon Technology Corporation 27 Drydock Avenue Boston, MA 02210 Attention: General Counsel and Chief Financial Officer Fax: ( ) - Ph: ( ) -

If to Horizon:	Compass Horizon Funding Company LLC 76 Batterson Park Road Farmington, CT 06032 Attention: Legal Department Fax: (860) 676-8655 Ph: (860) 676-8654

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

12.   General Provisions.

12.1 Successors and Assigns.  This Agreement and the Loan Documents shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, neither this Agreement nor any rights hereunder may be assigned by any Co-Borrower without Lenders’ prior written consent, which consent may be granted or withheld in Lenders’ sole discretion (excluding the Warrants, which are assignable in accordance with the terms thereof).  Lenders shall have the right, without the consent of or notice to the Co-Borrowers, to sell, transfer, assign, negotiate, or grant participations in all or any part of, or any interest in Lenders’ rights and benefits hereunder.  Lenders may disclose the Loan Documents and any other financial or other information relating to the Co-Borrower or any Subsidiary to any potential participant or assignee of any of the Loan, provided that such participant or assignee agrees to protect the confidentiality of such documents and information using the same measures that it uses to protect its own confidential information.  The Co-Borrowers hereby authorize and direct Lenders, for and on behalf of the Co-Borrowers, to maintain a record of ownership of the Notes and any interest therein, which record, or “book-entry system”, shall identify the owner or owners of the Notes and any interests therein.  Such book-entry system shall be conclusive and binding absent manifest error.  Notwithstanding any other provision of this Agreement or the Loan Documents, the right to the principal of, and stated interest on, the Notes may be transferred only through such book-entry system.

12.2 Time of Essence.  Time is of the essence for the performance of all obligations set forth in this Agreement.

12.3 Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.4 Entire Agreement; Construction; Amendments and Waivers.

(a)   Entire Agreement.  This Agreement and each of the other Loan Documents dated as of the date hereof, taken together, constitute and contain the entire agreement among Co-Borrowers and Lenders and supersedes any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.  Each Co-Borrower acknowledges that it is not relying on any representation or agreement made by Lenders or any employee, attorney or agent thereof, other than the specific agreements set forth in this Agreement and the Loan Documents.

(b)   Construction.  This Agreement is the result of negotiations between and has been reviewed by each Co-Borrower and each Lender executing this Agreement as of the date hereof and their respective counsel; accordingly, this Agreement shall be deemed to be the product of the parties hereto, and no ambiguity shall be construed in favor of or against the Co-Borrowers or Lenders.  The Co-Borrowers and Lenders agree that they intend the literal words of this Agreement and the other Loan Documents and that no parol evidence shall be necessary or appropriate to establish the Co-Borrowers’ or Lenders’ actual intentions.

(c)   Amendments and Waivers.  Any and all discharges or waivers of, or consents to any departures from any provision of this Agreement or of any of the other Loan Documents (excluding the Warrants, the provisions of which may be waived only in accordance with the terms thereof) shall not be effective without the written consent of Lenders.  Any and all amendments and modifications of this Agreement or of any of the other Loan Documents (excluding the Warrants, the provisions of which may be amended only in accordance with the terms thereof) shall not be effective without the written consent of Lenders and Borrower Representative.  Any waiver or consent with respect to any provision of the Loan Documents (excluding the Warrants) shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on Co-Borrowers in any case shall entitle Co-Borrowers to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, waiver or consent affected in accordance with this Section 12.4 shall be binding upon Lenders and on Co-Borrowers.

12.5 Reliance by Lenders.  All covenants, agreements, representations and warranties made herein by the Co-Borrowers shall be deemed to be material to and to have been relied upon by Lenders, notwithstanding any investigation by Lenders.

12.6 No Set-Offs by the Co-Borrowers.  All sums payable by the Co-Borrowers pursuant to this Agreement or any of the other Loan Documents shall be payable without notice or demand and shall be payable in United States Dollars without set-off or reduction of any manner whatsoever.

12.7 Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts (including signatures delivered by facsimile or other electronic means), each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.8 Survival.  All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations or commitment to fund remain outstanding.  The joint and several obligations of the Co-Borrowers to indemnify Lenders with respect to the expenses, damages, losses, costs and liabilities described in Section 10.3 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Lenders have run.

13.   Relationship of Parties.  The Co-Borrowers and Lenders acknowledge, understand and agree that the relationship between the Co-Borrowers, on the one hand, and Lenders, on the other, is, and at all time shall remain solely that of co-borrowers and lenders.  Lenders shall not under any circumstances be construed to be a partner or a joint venturer of any Co-Borrower or any of their respective Affiliates; nor shall Lenders under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with any Co-Borrower or any of their respective Affiliates, or to owe any fiduciary duty to any Co-Borrower or any of their respective Affiliates.  Lenders do not undertake or assume any responsibility or duty to any Co-Borrower or any of their respective Affiliates to select, review, inspect, supervise, pass judgment upon or otherwise inform any Co-Borrower or any of their respective Affiliates of any matter in connection with its or their Property, any Collateral held by Lenders or the operations of any Co-Borrower or any of their respective Affiliates.  Each Co-Borrower and each of its Affiliates shall rely entirely on its own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Lenders in connection with such matters is solely for the protection of Lenders and no Co-Borrower nor any Affiliate is entitled to rely thereon.

14.   Confidentiality.  All information (other than periodic reports filed by Satcon Technology Corporation with the Securities and Exchange Commission) disclosed by the Co-Borrowers to Lenders in writing or through inspection pursuant to this Agreement that is marked confidential, shall be considered confidential.  Lenders agree to use the same degree of care to safeguard and prevent disclosure of such confidential information as Lenders use with their own confidential information, but in any event no less than a reasonable degree of care.  Lenders shall not disclose such information to any third party (other than to Lenders’ members, partners, attorneys, governmental regulators, or auditors, or to Lenders’

subsidiaries, affiliates, successors, assigns, financing sources and prospective transferees and purchasers of any portion of the Loan, all subject to the same confidentiality obligation set forth herein or as required by law, regulation, subpoena or other order to be disclosed) and shall use such information only for purposes of evaluation of their investment in the Co-Borrowers and the exercise of Lenders’ rights and the enforcement of its remedies under this Agreement and the other Loan Documents.  The obligations of confidentiality shall not apply to any information that (a) was known to the public prior to disclosure by the Co-Borrowers under this Agreement, (b) becomes known to the public through no fault of Lenders, (c) is disclosed to Lenders by a third party having a legal right to make such disclosure, or (d) is independently developed by Lenders.  Notwithstanding the foregoing, Lenders’ agreement of confidentiality shall not apply if Lenders have acquired indefeasible title to any Collateral or in connection with any enforcement or exercise of Lenders’ rights and remedies under this Agreement following an Event of Default, including the enforcement of Lenders’ security interest in the Collateral.

15.   CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CONNECTICUT, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.  EACH CO-BORROWER AND LENDER HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF CONNECTICUT.  EACH CO-BORROWER AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

16.   Cross-Guaranty of Co-Borrowers.

16.1 Cross-Guaranty.  Each Co-Borrower hereby agrees that such Co-Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Lenders by each other Co-Borrower.  Each Co-Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 16 shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 16 shall be absolute and unconditional, irrespective of, and unaffected by:

(a)   the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Co-Borrower is or may become a party;

(b)   the absence of any action to enforce this Agreement (including this Section 16) or any other Loan Document, or the waiver or consent by any Lender with respect to any of the provisions hereof or thereof;

(c)   the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by any Lender in respect thereof (including the release of any such security);

(d)   the insolvency of any Co-Borrower or any other Person; or

(e)   any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Each Co-Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

16.2 Waivers by Co-Borrowers.  Each Co-Borrower expressly waives all rights it may have now or in the future under any statute, at common law, at law, in equity or otherwise, to compel Lenders to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Co-Borrower, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Co-Borrower.  Each Co-Borrower and the Lenders agree that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 16 and such waivers, Lenders would decline to enter into this Agreement.

16.3 Benefit of Guaranty.  Each Co-Borrower agrees that the provisions of this Section 16 are for the benefit of Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Co-Borrower and the Lenders, the obligations of such other Co-Borrower under the Loan Documents.

16.4 Waiver of Subrogation, Etc.  Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 16.7, each Co-Borrower hereby expressly and irrevocably waives any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Obligations are indefeasibly paid in full in cash.  Each Co-Borrower acknowledges and agrees that this waiver is intended to benefit Lenders and shall not limit or otherwise affect such Co-Borrower’s liability hereunder or the enforceability of this Section 16, and that Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 16.

16.5 Election of Remedies.  If any Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving such Lender a Lien upon any Collateral, whether owned by any Co-Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 16.  If, in the exercise of any of its rights and remedies, any Lender shall forfeit any of its rights or remedies (including, without limitation, its right to enter a deficiency judgment against any Co-Borrower or any other Person), whether because of any applicable laws pertaining to “election of remedies” or the like, each Co-Borrower hereby consents to such action by such Lender and waives any claim based upon such action, even if such action by such Lender shall result in a full or partial loss of any rights of subrogation that each Co-Borrower might otherwise have had but for such action by such Lender.  Any election of remedies that results in the denial or impairment of the right of any Lender to seek a deficiency judgment against any Co-Borrower shall not impair any other Co-Borrower’s obligation to pay the full amount of the Obligations.  In the event any Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, such Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by such Lender but shall be credited against the Obligations.  The amount of the successful bid at any such sale, whether a Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 16, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which any Lender might otherwise be entitled but for such bidding at any such sale.

16.6 Limitation.  Notwithstanding any provision herein contained to the contrary, each Co-Borrower’s liability under this Section 16 (which liability is in any event in addition to amounts for which such Co-Borrower is primarily liable under this Agreement) shall be limited to an amount not to exceed as of any date of determination the lesser of:

(a)   the net amount of all Loans advanced to any other Co-Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Co-Borrower; and

(b)   the amount that could be claimed by Lenders from such Co-Borrower under this Section 16 without rendering such claim voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Co-Borrower’s right of contribution and indemnification from each other Co-Borrower under Section 16.7.

16.7 Contribution with Respect to Guaranty Obligations.

(a)   To the extent that any Co-Borrower shall make a payment under this Section 16 of all or any of the Obligations (other than Loans made to such Co-Borrower for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Co-Borrower, exceeds the amount that such Co-Borrower would otherwise have paid if each Co-Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Co-Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Co-Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the commitments to lend hereunder, such Co-Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Co-Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b)   As of any date of determination, the “Allocable Amount” of any Co-Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Co-Borrower under this Section 16 without rendering such claim voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c)   This Section 16.7 is intended only to define the relative rights of Co-Borrowers and nothing set forth in this Section 16.7 is intended to or shall impair the obligations of Co-Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement.  Nothing contained in this Section 16.7 shall limit the liability of any Co-Borrower to pay the Loans made directly or indirectly to such Co-Borrower and accrued interest, fees and expenses with respect thereto for which such Co-Borrower shall be primarily liable.

(d)   The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Co-Borrowers to which such contribution and indemnification is owing.

(e)   The rights of the indemnifying Co-Borrowers against other Co-Borrowers under this Section 16 shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the commitments to lend hereunder.

16.8 Liability Cumulative.  The liability of Co-Borrowers under this Section 16 is in addition to and shall be cumulative with all liabilities of each Co-Borrower to the Lenders under this Agreement and the other Loan Documents to which such Co-Borrower is a party or in respect of any

Obligations or obligation of the other Co-Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

[Remainder of page intentionally left blank. Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWER REPRESENTATIVE:

SATCON TECHNOLOGY CORPORATION

By:
Name:
Title:

CO-BORROWERS:

SATCON TECHNOLOGY CORPORATION

By:
Name:
Title:

SATCON POWER SYSTEMS, INC.

By:
Name:
Title:

SATCON ELECTRONICS, INC.

By:
Name:
Title:

LENDER:

COMPASS HORIZON FUNDING COMPANY LLC
By:	Horizon Technology Finance Management
LLC, its adviser

By:
Name: Robert D. Pomeroy, Jr.
Title: Chief Executive Officer

VENTURE LOAN AND SECURITY AGREEMENT

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Disclosure Schedule
Exhibit B	Funding Certificate
Exhibit C	Form of Note
Exhibit D	Form of Legal Opinion
Exhibit E	Form of Officer’s Certificate

EXHIBIT A

DISCLOSURE SCHEDULE

Part I

Each Co-Borrower hereby certifies the following information to Lenders:

Section 1.  Information For UCC Financing Statements and Searches and Deposit Accounts and Accounts Holding Securities.

(a)   The exact corporate name of each Co-Borrower as it appears in its Certificate of Incorporation, as amended to date is:                                                       .

(b)   Each Co-Borrower’s state of incorporation is:                                                 .

(c)   The organizational ID number of each Co-Borrower from its jurisdiction of incorporation is                             .

(d)   Each Co-Borrower’s taxpayer identification number is:                                     .

(e)   The following is a list of all corporate names, dba or trade names used by each Co-Borrower in the past five years:                                                       .

(f)    The following is a list of all Subsidiaries of each Co-Borrower:                         .

(g)   The address of the headquarters and chief executive office of each Co-Borrower is:                                                 .  The following is a list of all States where the headquarters and chief executive office of each Co-Borrower has been located in the past five years:                                               .

(h)   The following is a list of all States where property and assets of each Co-Borrower have been located in the past five years:                                                                 .

(i)    The following is a list of all of deposit accounts of each Co-Borrower (bank name, address and account names and numbers):                                                                     .

(j)    The following is a list of all accounts holding securities of each Co-Borrower (broker/bank name, address and account names and numbers):                                                 .

Section 2.               Information Regarding Intellectual Property.  All Intellectual Property of each Co-Borrower which is registered with either the U.S. Patent and Trademark Office or the U.S. Copyright Office is listed below:

list of name, filing date and number for each patent, patent application, trademark, trademark application, copyright or copyright application

Part II

The following contains exceptions as of                                 , 2010 to the representations and warranties set forth in Section 5 of the Venture Loan and Security Agreement dated June [    ], 2010 by and among Satcon Technology Corporation, Satcon Power Systems, Inc., Satcon Electronics, Inc. and Compass Horizon Funding Company LLC (the “Loan Agreement”) of which this Exhibit A is a part.  This Part II of Exhibit A is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in Section 5 of the Loan Agreement.  The disclosures in any paragraph of this Part II of Exhibit A shall qualify every other paragraph of Section 5 of the Loan Agreement to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other paragraphs.

Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Loan Agreement.

EXHIBIT B

FUNDING CERTIFICATE

The undersigned, being the duly elected and acting                                                of SATCON TECHNOLOGY CORPORATION, a Delaware corporation (“Borrower Representative”), does hereby certify, for itself and on behalf of the other Co-Borrowers, to COMPASS HORIZON FUNDING COMPANY LLC (“Lender”) in connection with that certain Venture Loan and Security Agreement dated as of June [    ], 2010 by and among Borrower Representative and the other Co-Borrowers party thereto and the Lenders party thereto from time to time (the “Loan Agreement”; with other capitalized terms used below having the meanings ascribed thereto in the Loan Agreement) that:

1.             The representations and warranties made by the Co-Borrowers in Section 5 of the Loan Agreement and in the other Loan Documents are true and correct as of the date of the Loan Agreement and as of the date hereof.

2.             No event or condition has occurred that would constitute a Default or an Event of Default under the Loan Agreement or any other Loan Document.

3.             The Co-Borrowers are in compliance with the covenants and requirements contained in Sections 4, 6 and 7 of the Loan Agreement.

4.             All conditions referred to in Section 3 of the Loan Agreement to the making of the Loan to be made on or about the date hereof have been satisfied.

5.             No material adverse change in the general affairs, management, results of operations, condition (financial or otherwise) or prospects of the Co-Borrowers, whether or not arising from transactions in the ordinary course of business, has occurred.

6.             The proceeds of the Loan shall be disbursed by Horizon as follows:

Loan Amount		$12,000,000.00
Less:
Legal Fees	$
Balance of Commitment Fee	$
Net Proceeds due from Horizon:	$

7.             The aggregate net proceeds of the Loan in the amount of $                                   shall be transferred to Borrower Representative’s account (on behalf of the Co-Borrowers) as follows:

Account Name:	Satcon Technology Corporation
Bank Name:	Silicon Valley Bank
Bank Address:	3003 Tasman Drive
Santa Clara, CA 95054 USA
Account Number:	3300371353
ABA Number:	121 - 140 - 399
SWIFT BIC:	SVBKUS6S

Dated: June [    ], 2010

BORROWER REPRESENTATIVE:

SATCON TECHNOLOGY CORPORATION

By:
Name:
Title:

EXHIBIT C

SECURED PROMISSORY NOTE

$ , ,	Dated: June [ ], 2010

FOR VALUE RECEIVED, each of the undersigned, SATCON TECHNOLOGY CORPORATION, a Delaware corporation (“Borrower Representative”), SATCON POWER SYSTEMS, INC., a Delaware corporation (“Satcon Power”) and SATCON ELECTRONICS, INC., a Delaware corporation (“Satcon Electronics” and, together with Borrower Representative and Satcon Power, the “Co-Borrowers” and each, a “Co-Borrower”), JOINTLY AND SEVERALLY HEREBY PROMISES TO PAY to the order of COMPASS HORIZON FUNDING COMPANY LLC, a Delaware limited liability company (“Lender”) the principal amount of TWELVE MILLION DOLLARS ($12,000,000.00) or such lesser amount as shall equal the outstanding principal balance of the Loan (the “Loan”) made to Co-Borrowers by Lender pursuant to the Loan Agreement (as defined below), and to pay all other amounts due with respect to the Loan on the dates and in the amounts set forth in the Loan Agreement.

Interest on the principal amount of this Note from the date of this Note shall accrue at the Loan Rate or, if applicable, the Default Rate.  The Loan Rate for this Note is [      ]% per annum based on a year of twelve 30-day months.  If the Funding Date is not the first day of the month, interim interest accruing from the Funding Date through the last day of that month shall be paid on the first calendar day of the next calendar month.  Commencing                     , 201_, through and including                 , 201_, on the first day of each month (each an “Interest Payment Date”) Co-Borrowers shall make payments of accrued interest only on the outstanding principal amount of the Loan in the amount of                Dollars ($                ).  Commencing on                 , 201_, and continuing on the first day of each month thereafter (each a “Principal and Interest Payment Date” and, collectively with each Interest Payment Date, each a “Payment Date”), Co-Borrowers shall make to Lender thirty three (33) equal payments of principal plus accrued interest on the then outstanding principal amount due hereunder each in the amount of                Dollars ($                ).  If not sooner paid, all outstanding amounts hereunder and under the Loan Agreement shall become due and payable on                                                (the “Maturity Date”).

Principal, interest and all other amounts due with respect to the Loan, are payable in lawful money of the United States of America to Lender as set forth in the Loan Agreement.  The principal amount of this Note and the interest rate applicable thereto, and all payments made with respect thereto, shall be recorded by Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.

This Note is referred to in, and is entitled to the benefits of, the Venture Loan and Security Agreement dated as of June [    ], 2010 by and among Borrower Representative, the other Co-Borrowers and Compass Horizon Funding Company LLC (the “Loan Agreement”).  The Loan Agreement, among other things, (a) provides for the making of a secured Loan to Co-Borrowers, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.  Capitalized terms used herein but not defined shall have the meanings ascribed in the Loan Agreement.

This Note may not be prepaid, except as set forth in Section 2.3 of the Loan Agreement.

This Note and the joint and several obligation of Co-Borrowers to repay the unpaid principal amount of the Loan, interest on the Loan and all other amounts due Lender under the Loan Agreement is secured under the Loan Agreement.

Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

Co-Borrowers shall pay all fees and expenses, including, without limitation, reasonable attorneys’ fees and costs and Lenders’ Expenses, incurred by Lender in the enforcement or attempt to enforce any of Co-Borrowers’ obligations hereunder not performed when due.  This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of Connecticut.

IN WITNESS WHEREOF, each Co-Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

CO-BORROWERS:

SATCON TECHNOLOGY CORPORATION

By:
Name:
Title:

SATCON POWER SYSTEMS

By:
Name:
Title:

SATCON ELECTRONICS, INC.

By:
Name:
Title:

EXHIBIT D

ITEMS TO BE COVERED BY OPINION OF CO-BORROWERS’ COUNSEL

1.             Each Co-Borrower is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified and licensed to do business in, and is in good standing in, the Commonwealth of Massachusetts, the State of California and any other state in which the conduct of its business or its ownership of Property requires that it be so qualified or in which the Collateral is located.

2.             Each Co-Borrower has the full corporate power, authority and legal right, and has obtained all necessary approvals, consents and given all notices to execute and deliver the Loan Documents and perform the terms thereof.

3.             The Loan Documents have been duly authorized, executed and delivered by each Co-Borrower and constitute valid, legal and binding agreements, and are enforceable in accordance with their terms.

4.             To our knowledge, there is no action, suit, audit, investigation, proceeding or patent claim pending or threatened against Co-Borrowers in any court or before any governmental commission, agency, board or authority which might have a material adverse effect on the business, condition or operations of Co-Borrowers or the ability of Co-Borrowers to perform their obligations under the Loan Documents.

5.             The provisions of the Agreement are effective under the Uniform Commercial Code presently in effect in the State of Connecticut (the “Applicable UCC”) to create a valid security interest in favor of Lenders in the Collateral.

6.             The financing statements of Co-Borrowers (the “Financing Statements”) are in proper form for filing in the recording office noted thereon.  The due filing and indexing of the Financing Statements in the UCC records of the Office of the Secretary of State of the State of Delaware will be sufficient to perfect the security interests created by the Agreement in those items and types of Collateral described therein in which a security interest may be perfected under the Applicable UCC by the filing of a financing statement.

7.             The Shares (as defined in the Warrants) issuable pursuant to exercise or conversion of the Warrants have been duly authorized and reserved for issuance by Satcon Technology Corporation and, when issued in accordance with the terms of Satcon Technology Corporation’s Certificate of Incorporation, as amended, will be validly issued, fully paid and nonassessable.

8.             The execution and delivery of the Loan Documents are not, and the issuance of the Shares upon exercise of the Warrants in accordance with the terms thereof will not be, inconsistent with the Certificate of Incorporation, as amended, or Bylaws of any Co-Borrower, do not and will not contravene any law, governmental rule or regulation, judgment or order applicable to any Co-Borrower, and do not and will not conflict with or contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other agreement or instrument of which a Co-Borrower is a party or by which it is bound or require the consent or approval of, the giving of notice to, the registration or filing with or the taking of any action in respect of or by, any federal, state or local government authority or agency or other person, except for the filing of notices pursuant to federal and state securities laws, which filings will be effected by the time required thereby.

EXHIBIT E

FORM OF OFFICER’S CERTIFICATE

TO:  COMPASS HORIZON FUNDING COMPANY LLC

Reference is made to the Venture Loan and Security Agreement dated as of June [    ], 2010 (as it may be amended from time to time, the “Loan Agreement”) by and among SATCON TECHNOLOGY CORPORATION (“Borrower Representative”), SATCON POWER SYSTEMS, INC., a Delaware corporation (“Satcon Power”) and SATCON ELECTRONICS, INC., a Delaware corporation (“Satcon Electronics” and, together with Borrower Representative and Satcon Power, the “Co-Borrowers” and each, a “Co-Borrower”) and COMPASS HORIZON FUNDING COMPANY LLC (“Lender”).  Unless otherwise defined herein, capitalized terms have the meanings given such terms in the Loan Agreement.

The undersigned Responsible Officer of the Borrower Representative hereby certifies to the Lenders, for itself and on behalf of the other Co-Borrowers, that:

1.                                       No Event of Default or Default has occurred under the Loan Agreement. (If a Default or Event of Default has occurred, specify the nature and extent thereof and the action the Co-Borrowers propose to take with respect thereto.)

2.                                       Each Co-Borrower is in compliance with the covenants and requirements contained in Sections 4, 6 and 7 of the Loan Agreement.

3.                                       The information provided in Section 1 of the Disclosure Schedule is currently true and accurate in all material respects, except as noted below.

4.                                       The Disclosure Schedule accurately lists all Intellectual Property of Co-Borrowers as to which any Co-Borrower has made filings, applications or registrations with the United States Copyright Office or the United States Patent and Trademark Office except as noted below and except as previously noted by Borrower Representative in writing to Lender.

5.                                       Attached herewith are the [monthly financial statements pursuant to Section 6.3(a) of the Loan Agreement/quarterly financial statements pursuant to Section 6.3(b) of the Loan Agreement/annual audited financial statements pursuant to Section 6.3(c) of the Loan Agreement].  These have been prepared in accordance with GAAP (subject to year end adjustments and the absence of footnotes) and are consistent from one period to the next except as noted below.

NOTES TO ABOVE CERTIFICATIONS:

BORROWER REPRESENTATIVE:

SATCON TECHNOLOGY CORPORATION

By:
Name:
Title: